Filed Pursuant to Rule 424(b)(3)
Registration No. 333-229490
PROSPECTUS

Seelos Therapeutics, Inc.
15,963,034 Shares of Common Stock

This prospectus relates solely to the resale by the investors listed in the section of this prospectus entitled "Selling Stockholders" (the "Selling Stockholders"), of up to 15,963,034 shares of our common stock, par value $0.001 per share ("Common Shares"). The 15,963,034 Common Shares consist solely of Common Shares issuable upon exercise of outstanding warrants to purchase Common Shares (the "Warrants") issued by us on January 31, 2019, pursuant to that certain Securities Purchase Agreement, dated as of October 16, 2018, by and among us, Seelos Therapeutics, Inc., a Delaware corporation (now known as Seelos Corporation) ("STI"), and the investors listed on the Schedule of Buyers attached thereto (the "Buyers"), as amended (the "SPA"). The Warrants are comprised of two series of warrants, the Series A Warrants to Purchase Common Stock (the "Series A Warrants") and the Series B Warrants to Purchase Common Stock (the "Series B Warrants").

The Series A Warrants have an exercise price of $4.15, were immediately exercisable upon issuance and have a term of 5 years from the date of issuance. The Series B Warrants have an exercise price of $0.001, were immediately exercisable upon issuance and will expire on the day following the later to occur of (i) the 45th trading day immediately following the earlier to occur of (a) the first date on which the holders can sell all the shares issuable upon exercise of the Warrants without restriction or limitation pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and without the requirement to be in compliance with Rule 144(c)(1) and (b) January 24, 2020 (the "Reservation Date"), and (ii) the date on which the Series B Warrants have been exercised in full (without giving effect to any limitation on exercise contained therein) and no shares remain issuable thereunder. We are registering the resale of the Common Shares underlying the Warrants (the "Warrant Shares") as required by the Registration Rights Agreement we entered into with the Selling Stockholders on October 16, 2018 (the "Registration Rights Agreement").

Our registration of the Warrant Shares covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Warrant Shares.  The Selling Stockholders may sell the Warrant Shares covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this prospectus entitled "Plan of Distribution" beginning on page 34 of this prospectus. We will not receive any of the proceeds from the Warrant Shares sold by the Selling Stockholders, other than any proceeds from any cash exercise of the Warrants.

No underwriter or other person has been engaged to facilitate the sale of the Warrant Shares in this offering.  The Selling Stockholders may, individually but not severally, be deemed to be an "underwriter" within the meaning of the Securities Act, of the Warrant Shares that they are offering pursuant to this prospectus.  We will bear all costs, expenses and fees in connection with the registration of the Warrant Shares.  The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Warrant Shares.

You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus carefully before you invest.

Investing in our Common Shares involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" contained on page 4 of this prospectus, any applicable prospectus supplement and in any applicable free writing prospectuses, and under similar headings in the documents that are incorporated by reference into this prospectus.

Our Common Shares are currently listed on the Nasdaq Capital Market under the symbol "SEEL". On February 12, 2019, the last reported sales price for our Common Shares was $4.33 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 13, 2019.

ABOUT THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference into this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the Warrant Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

The Selling Stockholders are offering the Warrant Shares only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the Warrant Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Warrant Shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Warrant Shares offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"), under which the Selling Stockholders may offer from time to time up to an aggregate of 15,963,034 Common Shares in one or more offerings. If required, each time a Selling Stockholder offers Common Shares, in addition to this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement.  Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under "Important Information Incorporated by Reference".

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, any applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our Common Shares discussed under the heading "Risk Factors" contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus forms a part. Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "Seelos", "the Company", "we", "us", "our" or similar references mean Seelos Therapeutics, Inc. and its subsidiaries.

Seelos Therapeutics, Inc.

We are a clinical-stage biopharmaceutical company focused on developing novel technologies and therapeutics for the treatment of central nervous system, respiratory and other disorders. We are planning on developing its clinical and regulatory strategy with its internal research and development team with a view toward prioritizing market introduction as quickly as possible. Our lead programs are SLS-002 and SLS-006.

SLS-002 is intranasal racemic ketamine with two investigational new drug applications ("INDs"), for the treatment of suicidality in post-traumatic stress disorder ("PTSD"), and in major depressive disorder. SLS-002 was originally derived from a Javelin Pharmaceuticals, Inc./Hospira, Inc. program with 16 clinical studies involving approximately 500 subjects. SLS-002 addresses an unmet need for an efficacious drug to treat suicidality in the U.S. Traditionally, anti-depressants have been used in this setting but many of the existing treatments are known to contribute to an increased risk of suicidal thoughts in some circumstances. The clinical development program for SLS-002 includes two parallel healthy volunteer studies (Phase I), expected to be rapidly followed by pivotal registration studies after an end-of-phase II meeting with the FDA. We believe there is a large opportunity in the U.S. and European markets for products in this space. Based on information gathered from the databases of the Agency for Healthcare Research and Quality, there were more than 500,000 visits to emergency rooms for suicide attempts in 2013 in the U.S. alone. Furthermore, the 12-month prevalence of attempted suicide in individuals with PTSD is approximately 400,000 in the U.S. based on the published literature. Experimental studies suggest ketamine to be a rapid, effective treatment for refractory depression and suicidality. We plan to commence a Phase III clinical trial of SLS-002 in patients with suicidality in 2019.

SLS-006 is a true partial dopamine agonist, originally developed by Wyeth Pharmaceuticals, Inc., with previous clinical studies on 340 subjects in various Phase I and Phase II studies. It is a potent D2/D3 agonist/antagonist that has shown promising efficacy with statistical significance in Phase II studies in early stage Parkinson's disease patients and an attractive safety profile. Moreover, it has also shown synergistic effect with reduced doses of L-DOPA. We are planning to advance the product candidate into late stage trials as a monotherapy in early stage Parkinson's disease patients and as an adjunctive therapy with reduced doses of L-DOPA in late stage Parkinson's disease patients after consultation with and approval from the FDA and the EMA. We believe that this Phase III-ready candidate is well-positioned to advance in development with a goal of providing relief to an estimated 1.5 million Parkinson's disease patients worldwide. We plan to commence a Phase III clinical trial of SLS-006 as an adjunctive therapy with reduced doses of L-DOPA in patients with late-stage Parkinson's disease in 2019.

Additionally, we are developing several preclinical programs, most of which have well-defined mechanisms of action, including:

SLS-008, an orally available antagonist for Chemoattractant Receptor-homologous molecule expressed on TH2 cells ("CRTh2"), targeted at chronic inflammation in asthma and orphan indications such as pediatric esophagitis. We have a "family" of compounds under its SLS-008 program. We intend to file an IND in 2019 in an undisclosed pediatric orphan indication where there is a high unmet need for an effective oral therapy.

SLS-010, an oral histamine H3A receptor antagonist that shows promising activity in narcolepsy and related disorders.

SLS-012, an injectable therapy for post-operative pain management.

We intend to become a leading biopharmaceutical company focused on neurological and psychiatric disorders, including orphan indications. Our business strategy includes:

  Advancing SLS-002 in suicidality in PTSD and in major depressive disorder;

  Advancing SLS-006 in early stage and late stage Parkinson's disease as a monotherapy and adjunctive therapy, respectively;

  Filing an IND for SLS-008 in pediatric esophagitis and another undisclosed indication;

  Forming strategic collaborations in the European Union and Asian markets; and

  Acquiring synergistic assets in the central nervous system therapy space through licensing and partnerships.

Private Placement of Common Shares and Warrants

On October 16, 2018, we entered into the SPA with STI and the Buyers, pursuant to which, among other things, (i) STI agreed to sell to the Buyers an aggregate of 1,187,336 shares of STI's common stock (the "Initial STI Shares") and deposit an additional 1,187,336 shares of STI's common stock into escrow for the benefit of the Buyers if 80% of the volume-weighted average trading price of a Common Share on Nasdaq for the first three trading days immediately following the closing date of the transactions is lower than the price paid by the Buyers for the Initial Shares (the "Additional STI Shares", together with the Initial STI Shares the "STI Financing Shares" and, together with the Warrants, the "Purchased Securities"), and (ii) we agreed to issue the Warrants, and the Buyers agreed to purchase the Purchased Securities, for an aggregate purchase price of approximately $18.0 million (the "Purchase Price"). STI issued the STI Financing Shares on January 24, 2019.

Upon the consummation of the Merger, each Initial STI Share was automatically converted into the right to receive a number of Common Shares equal to the exchange ratio (the "Initial Common Shares"). Further, upon consummation of the Merger, each Additional STI Share placed into escrow was automatically converted into the right to receive a number of Common Shares equal to the exchange ratio (the "Converted Additional Shares"). The number of Converted Additional Shares issuable pursuant to the SPA was determined by subtracting (i) the aggregate number of shares of Seelos common stock issued in exchange for the Initial Shares (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits and similar events) from (ii) the quotient determined by dividing (a) the aggregate Purchase Price by (b) 80% of the average of the volume-weighted average price of a Common Share on Nasdaq for the first three trading days immediately following the closing date of the Pre-Merger Financing (the "Additional Vested Common Shares"). We issued the Warrants on January 31, 2019.

Series A Warrants

The Series A Warrants have an initial exercise price per share equal to $4.15, were immediately exercisable upon issuance and have a term of five years from the date of issuance.

Additionally, every ninth trading day up to and including the 45th trading day (each, a "Reset Date") following (i) each date on which a registration statement registering any Warrant Shares is declared effective or is available for use, (ii) if there is no registration statement registering all of the Warrant Shares, the earlier to occur of (a) the first date on which the holders can sell all the Warrant Shares without restriction or limitation pursuant to Rule 144 under the Securities Act and (b) July 24, 2019 (such earlier date, the "Six Month Reset Date") and (iii) in the event that we (a) fail for any reason to satisfy the requirements of Rule 144(c)(1) under the Securities Act or (b) have ever been an issuer described in Rule 144(i)(1)(i) under the Securities Act or becomes such an issuer in the future, and we fail to satisfy any condition set forth in Rule 144(i)(2) under the Securities Act (each of clauses (a) and (b), a "Public Information Failure") at any time following the Six Month Reset Date, then the earlier to occur of (1) the date the Public Information Failure is cured and no longer prevents the holder from selling all of the Warrant Shares pursuant to Rule 144 without restriction or limitation, (2) the first date on which the holders can sell all the Warrant Shares without restriction or limitation pursuant to Rule 144 under the Securities Act and without the requirement to be in compliance with Rule 144(c)(1), and (3) January 24, 2020 (such 45 trading day period, the "Reset Period" and each such 45th trading day after (i), (ii) or (iii), the "End Reset Date"), the exercise price will be adjusted to be the lesser of (i) the exercise price then in effect and (ii) 125% of 80% of the average of the five lowest volume-weighted average trading prices of a Common Share as quoted on Nasdaq during the applicable Reset Period to date and the number of Common Shares issuable upon exercise of the Series A Warrants will be proportionally increased accordingly, provided that we shall in no event issue Common Shares pursuant to the exercise of the Warrants, in the aggregate, in excess of 15,963,030 (the "Warrant Issuance Cap"). In the event that we are unable to issue Common Shares pursuant to an exercise of Warrants due to the application of the Warrant Issuance Cap, we will pay to the exercising holder an amount in cash per share equal to the difference between the last closing trade price of Common Shares and the applicable exercise price, to the extent not previously paid to us.

Series B Warrants

The Series B Warrants have an exercise price of $0.001, were immediately exercisable upon issuance and will expire on the day following the later to occur of (i) the Reservation Date, and (ii) the date on which the Series B Warrants have been exercised in full (without giving effect to any limitation on exercise contained therein) and no shares remain issuable thereunder. The Series B Warrants are initially exercisable for no Common Shares. On each Reset Date, the number of Common Shares issuable upon exercise of the Series B Warrants shall be increased to the number (if positive) obtained by subtracting (i) 1,829,406 from (ii) the quotient determined by dividing (a) the pro rata portion of the purchase price paid by such holder pursuant to the SPA by (b) 80% of the average of the five lowest volume-weighted average trading price of a Common Share as quoted on Nasdaq during the applicable Reset Period to date, provided that we shall in no event issue Common Shares pursuant to the exercise of the Warrants, in the aggregate, in excess of the Warrant Issuance Cap. In the event that we are unable to issue Common Shares pursuant to an exercise of Warrants due to the application of the Warrant Issuance Cap, we will pay to the exercising holder an amount in cash per share equal to the difference between the last closing trade price of Common Shares and the applicable exercise price, to the extent not previously paid to us.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2017. For instructions on how to find copies of these documents, see "Where You Can Find More Information".

We were incorporated under the laws of the State of Nevada in 1987. On January 24, 2019, we completed a reverse merger transaction with STI (the "Merger") and, upon completion of the Merger, we changed our name to Seelos Therapeutics, Inc. On January 23, 2019, in connection with, and prior to the completion of, the Merger, the Company effected a reverse stock split of the Company's common stock, par value $0.001 per share, at a ratio of 1-for-30 (the "Reverse Stock Split"). Shares of our common stock commenced trading on the Nasdaq Capital Market under the ticker symbol "SEEL" as of market open on January 24, 2019. Unless otherwise noted, all references to share amounts, and other information in this prospectus have been adjusted to reflect the Reverse Stock Split. Our principal executive offices are located at 300 Park Avenue, 12th Floor, New York, NY 10022, and our telephone number is (646) 998-6475. Our website is located at www.seelostx.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC at no cost from the SEC's website at http://www.sec.gov.

RISK FACTORS

Investing in our Common Shares involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below and under "Risk Factors" in any applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, before deciding whether to purchase any of the Common Shares being offered. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our Common Shares could decline due to any of these risks, and you may lose all or part of your investment.

Seelos is a clinical-stage company, has a very limited operating history, is not currently profitable, does not expect to become profitable in the near future and may never become profitable.

Seelos is a clinical-stage biopharmaceutical company. Since Seelos' incorporation, it has focused primarily on the development and acquisition of clinical-stage therapeutic candidates. All of Seelos' therapeutic candidates are in the clinical development stage and none of Seelos' therapeutic candidates has been approved for marketing or are being marketed or commercialized.

As a result, Seelos has no meaningful historical operations upon which to evaluate Seelos' business and prospects and has not yet demonstrated an ability to obtain marketing approval for any of its product candidates or successfully overcome the risks and uncertainties frequently encountered by companies in the biopharmaceutical industry. Seelos also has not generated any revenues from collaboration and licensing agreements or product sales to date, and continues to incur significant research and development and other expenses. As a result, Seelos has not been profitable and has incurred significant operating losses in every reporting period since its inception. For the year ended December 31, 2017, Seelos reported a net loss of $1.1 million and had an accumulated deficit of $1.3 million as of December 31, 2017.

For the foreseeable future, Seelos expects to continue to incur losses, which will increase significantly from historical levels as Seelos expands its drug development activities, seeks partnering regulatory approvals for its product candidates and begins to commercialize them if they are approved by the U.S. Food and Drug Administration (the "FDA") the European Medicines Agency (the "EMA") or comparable foreign authorities. Even if Seelos succeeds in developing and commercializing one or more product candidates, Seelos may never become profitable.

Seelos is dependent on the success of one or more of Seelos' current product candidates and Seelos cannot be certain that any of them will receive regulatory approval or be commercialized.

Seelos has spent significant time, money and effort on the licensing and development of its core assets, SLS-002 and SLS-006 and its earlier-stage assets, SLS-008, SLS-010 and SLS-012. To date, no pivotal clinical trials designed to provide clinically and statistically significant proof of efficacy, or to provide sufficient evidence of safety to justify approval, have been completed with any of Seelos' product candidates. All of Seelos' product candidates will require additional development, including clinical trials as well as further preclinical studies to evaluate their toxicology, carcinogenicity and pharmacokinetics and optimize their formulation, and regulatory clearances before they can be commercialized. Positive results obtained during early development do not necessarily mean later development will succeed or that regulatory clearances will be obtained. Seelos' drug development efforts may not lead to commercial drugs, either because Seelos' product candidates fail to be safe and effective or because Seelos has inadequate financial or other resources to advance Seelos' product candidates through the clinical development and approval processes. If any of Seelos' product candidates fail to demonstrate safety or efficacy at any time or during any phase of development, Seelos would experience potentially significant delays in, or be required to abandon, development of the product candidate.

Seelos does not anticipate that any of its current product candidates will be eligible to receive regulatory approval from the FDA, the EMA or comparable foreign authorities and begin commercialization for a number of years, if ever. Even if Seelos ultimately receives regulatory approval for any of these product candidates, Seelos or its potential future partners, if any, may be unable to commercialize them successfully for a variety of reasons. These include, for example, the availability of alternative treatments, lack of cost-effectiveness, the cost of manufacturing the product on a commercial scale and competition with other drugs. The success of Seelos' product candidates may also be limited by the prevalence and severity of any adverse side effects. If Seelos fails to commercialize one or more of its current product candidates, Seelos may be unable to generate sufficient revenues to attain or maintain profitability, and Seelos' financial condition and stock price may decline.

If development of Seelos' product candidates does not produce favorable results, Seelos and its collaborators, if any, may be unable to commercialize these products.

To receive regulatory approval for the commercialization of Seelos' core assets, SLS-002 and SLS-006 and its earlier-stage assets, SLS-008, SLS-010 and SLS-012, or any other product candidates that Seelos may develop, adequate and well-controlled clinical trials must be conducted to demonstrate safety and efficacy in humans to the satisfaction of the FDA, the EMA and comparable foreign authorities. In order to support marketing approval, these agencies typically require successful results in one or more Phase 3 clinical trials, which Seelos' current product candidates have not yet reached and may never reach. The development process is expensive, can take many years and has an uncertain outcome. Failure can occur at any stage of the process. Seelos may experience numerous unforeseen events during, or as a result of, the development process that could delay or prevent commercialization of Seelos' current or future product candidates, including the following:

  clinical trials may produce negative or inconclusive results;

  preclinical studies conducted with product candidates during clinical development to, among other things, evaluate their toxicology, carcinogenicity and pharmacokinetics and optimize their formulation may produce unfavorable results;

  patient recruitment and enrollment in clinical trials may be slower than Seelos anticipates;

  costs of development may be greater than Seelos anticipates;

  Seelos' product candidates may cause undesirable side effects that delay or preclude regulatory approval or limit their commercial use or market acceptance, if approved;

  collaborators who may be responsible for the development of Seelos' product candidates may not devote sufficient resources to these clinical trials or other preclinical studies of these candidates or conduct them in a timely manner; or

  Seelos may face delays in obtaining regulatory approvals to commence one or more clinical trials.

Success in early development does not mean that later development will be successful because, for example, product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy despite having progressed through initial clinical trials.

Seelos has licensed or acquired all of the intellectual property related to its product candidates from third parties. All clinical trials, preclinical studies and other analyses performed to date with respect to Seelos' product candidates have been conducted by their original owners. Therefore, as a company, Seelos has limited experience in conducting clinical trials for its product candidates. Since Seelos' experience with its product candidates is limited, Seelos will need to train its existing personnel and hire additional personnel in order to successfully administer and manage its clinical trials and other studies as planned, which may result in delays in completing such planned clinical trials and preclinical studies. Moreover, to date Seelos' product candidates have been tested in less than the number of patients that will likely need to be studied to obtain regulatory approval. The data collected from clinical trials with larger patient populations may not demonstrate sufficient safety and efficacy to support regulatory approval of these product candidates.

Seelos currently does not have strategic collaborations in place for clinical development of any of its current product candidates. Therefore, in the future, Seelos or any potential future collaborative partner will be responsible for establishing the targeted endpoints and goals for development of its product candidates. These targeted endpoints and goals may be inadequate to demonstrate the safety and efficacy levels required for regulatory approvals. Even if Seelos believes data collected during the development of its product candidates are promising, such data may not be sufficient to support marketing approval by the FDA, the EMA or comparable foreign authorities. Further, data generated during development can be interpreted in different ways, and the FDA, the EMA or comparable foreign authorities may interpret such data in different ways than Seelos or Seelos' collaborators. Seelos' failure to adequately demonstrate the safety and efficacy of Seelos' product candidates would prevent Seelos' receipt of regulatory approval, and ultimately the potential commercialization of these product candidates.

Since Seelos does not currently possess the resources necessary to independently develop and commercialize its product candidates or any other product candidates that Seelos may develop, Seelos may seek to enter into collaborative agreements to assist in the development and potential future commercialization of some or all of these assets as a component of Seelos' strategic plan. However, Seelos' discussions with potential collaborators may not lead to the establishment of collaborations on acceptable terms, if at all, or it may take longer than expected to establish new collaborations, leading to development and potential commercialization delays, which would adversely affect Seelos' business, financial condition and results of operations.

Seelos expects to continue to incur significant research and development expenses, which may make it difficult for Seelos to attain profitability.

Seelos expects to expend substantial funds in research and development, including preclinical studies and clinical trials of its product candidates, and to manufacture and market any product candidates in the event they are approved for commercial sale. Seelos also may need additional funding to develop or acquire complementary companies, technologies and assets, as well as for working capital requirements and other operating and general corporate purposes. Moreover, Seelos' planned increases in staffing will dramatically increase Seelos' costs in the near and long-term.

However, Seelos' spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. Due to Seelos' limited financial and managerial resources, Seelos must focus on a limited number of research programs and product candidates and on specific indications. Seelos' resource allocation decisions may cause it to fail to capitalize on viable commercial products or profitable market opportunities.

Because the successful development of Seelos' product candidates is uncertain, Seelos is unable to precisely estimate the actual funds Seelos will require to develop and potentially commercialize them. In addition, Seelos may not be able to generate sufficient revenue, even if Seelos is able to commercialize any of its product candidates, to become profitable.

Given Seelos' lack of current cash flow, Seelos will need to raise additional capital; however, it may be unavailable to Seelos or, even if capital is obtained, may cause dilution or place significant restrictions on Seelos' ability to operate its business.

Since Seelos will be unable to generate sufficient, if any, cash flow to fund its operations for the foreseeable future, Seelos will need to seek additional equity or debt financing to provide the capital required to maintain or expand its operations.

There can be no assurance that Seelos will be able to raise sufficient additional capital on acceptable terms or at all. If such additional financing is not available on satisfactory terms, or is not available in sufficient amounts, Seelos may be required to delay, limit or eliminate the development of business opportunities and its ability to achieve its business objectives, its competitiveness, and its business, financial condition and results of operations may be materially adversely affected. In addition, Seelos may be required to grant rights to develop and market product candidates that it would otherwise prefer to develop and market itself. Seelos' inability to fund its business could lead to the loss of your investment.

Seelos' future capital requirements will depend on many factors, including, but not limited to:

  the scope, rate of progress, results and cost of its clinical trials, preclinical studies and other related activities;

  its ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such arrangements;

  the timing of, and the costs involved in, obtaining regulatory approvals for any of its current or future product candidates;

  the number and characteristics of the product candidates it seeks to develop or commercialize;

  the cost of manufacturing clinical supplies, and establishing commercial supplies, of its product candidates;

  the cost of commercialization activities if any of its current or future product candidates are approved for sale, including marketing, sales and distribution costs;

  the expenses needed to attract and retain skilled personnel;

  the costs associated with being a public company;

  the amount of revenue, if any, received from commercial sales of its product candidates, should any of its product candidates receive marketing approval; and

  the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing possible patent claims, including litigation costs and the outcome of any such litigation.

If Seelos raises additional capital by issuing equity securities, the percentage ownership of its existing stockholders may be reduced, and accordingly these stockholders may experience substantial dilution. Seelos may also issue equity securities that provide for rights, preferences and privileges senior to those of its common stock. Given Seelos' need for cash and that equity issuances are the most common type of fundraising for similarly situated companies, the risk of dilution is particularly significant for Seelos' stockholders.

Seelos' product candidates may cause undesirable side effects that could delay or prevent their regulatory approval or commercialization or have other significant adverse implications on Seelos' business, financial condition and results of operations.

Undesirable side effects observed in clinical trials or in supportive preclinical studies with Seelos' product candidates could interrupt, delay or halt their development and could result in the denial of regulatory approval by the FDA, the EMA or comparable foreign authorities for any or all targeted indications or adversely affect the marketability of any such product candidates that receive regulatory approval. In turn, this could eliminate or limit Seelos' ability to commercialize its product candidates.

Seelos' product candidates may exhibit adverse effects in preclinical toxicology studies and adverse interactions with other drugs. There are also risks associated with additional requirements the FDA, the EMA or comparable foreign authorities may impose for marketing approval with regard to a particular disease.

Seelos' product candidates may require a risk management program that could include patient and healthcare provider education, usage guidelines, appropriate promotional activities, a post-marketing observational study, and ongoing safety and reporting mechanisms, among other requirements. Prescribing could be limited to physician specialists or physicians trained in the use of the drug, or could be limited to a more restricted patient population. Any risk management program required for approval of Seelos' product candidates could potentially have an adverse effect on Seelos' business, financial condition and results of operations.

Undesirable side effects involving Seelos' product candidates may have other significant adverse implications on Seelos' business, financial condition and results of operations. For example:

  Seelos may be unable to obtain additional financing on acceptable terms, if at all;

  Seelos' collaborators may terminate any development agreements covering these product candidates;

  if any development agreements are terminated, Seelos may determine not to further develop the affected product candidates due to resource constraints and may not be able to establish additional collaborations for their further development on acceptable terms, if at all;

  if Seelos were to later continue the development of these product candidates and receive regulatory approval, earlier findings may significantly limit their marketability and thus significantly lower Seelos' potential future revenues from their commercialization;

  Seelos may be subject to product liability or stockholder litigation; and

  Seelos may be unable to attract and retain key employees.

In addition, if any of Seelos' product candidates receive marketing approval and Seelos or others later identify undesirable side effects caused by the product:

  regulatory authorities may withdraw their approval of the product, or Seelos or Seelos' partners may decide to cease marketing and sale of the product voluntarily;

  Seelos may be required to change the way the product is administered, conduct additional clinical trials or preclinical studies regarding the product, change the labeling of the product, or change the product's manufacturing facilities; and

  Seelos' reputation may suffer.

Any of these events could prevent Seelos from achieving or maintaining market acceptance of the affected product and could substantially increase the costs and expenses of commercializing the product, which in turn could delay or prevent Seelos from generating significant revenues from the sale of the product.

Seelos' efforts to discover product candidates beyond Seelos' current product candidates may not succeed, and any product candidates Seelos recommends for clinical development may not actually begin clinical trials.

Seelos intends to use its technology, including its licensed technology, knowledge and expertise to develop novel drugs to address some of the world's most widespread and costly central nervous system, respiratory and other disorders, including orphan indications. Seelos intends to expand its existing pipeline of core assets by advancing drug compounds from current ongoing discovery programs into clinical development. However, the process of researching and discovering drug compounds is expensive, time-consuming and unpredictable. Data from Seelos' current preclinical programs may not support the clinical development of its lead compounds or other compounds from these programs, and Seelos may not identify any additional drug compounds suitable for recommendation for clinical development. Moreover, any drug compounds Seelos recommends for clinical development may not demonstrate, through preclinical studies, indications of safety and potential efficacy that would support advancement into clinical trials. Such findings would potentially impede Seelos' ability to maintain or expand Seelos' clinical development pipeline. Seelos' ability to identify new drug compounds and advance them into clinical development also depends upon Seelos' ability to fund its research and development operations, and Seelos cannot be certain that additional funding will be available on acceptable terms, or at all.

Delays in the commencement or completion of clinical trials could result in increased costs to Seelos and delay Seelos' ability to establish strategic collaborations.

Delays in the commencement or completion of clinical trials could significantly impact Seelos' drug development costs. Seelos does not know whether planned clinical trials will begin on time or be completed on schedule, if at all. The commencement of clinical trials can be delayed for a variety of reasons, including, but not limited to, delays related to:

  obtaining regulatory approval to commence one or more clinical trials;

  reaching agreement on acceptable terms with prospective third-party contract research organizations ("CROs") and clinical trial sites;

  manufacturing sufficient quantities of a product candidate or other materials necessary to conduct clinical trials;

  obtaining institutional review board approval to conduct one or more clinical trials at a prospective site;

  recruiting and enrolling patients to participate in one or more clinical trials; and

  the failure of Seelos' collaborators to adequately resource Seelos' product candidates due to their focus on other programs or as a result of general market conditions.

In addition, once a clinical trial has begun, it may be suspended or terminated by Seelos, Seelos' collaborators, the institutional review boards or data safety monitoring boards charged with overseeing Seelos' clinical trials, the FDA, the EMA or comparable foreign authorities due to a number of factors, including:

  failure to conduct the clinical trial in accordance with regulatory requirements or clinical protocols;

  inspection of the clinical trial operations or clinical trial site by the FDA, the EMA or comparable foreign authorities resulting in the imposition of a clinical hold;

  unforeseen safety issues; or

  lack of adequate funding to continue the clinical trial.

If Seelos experiences delays in the completion or termination of any clinical trial of its product candidates, the commercial prospects of Seelos' product candidates will be harmed, and Seelos' ability to commence product sales and generate product revenues from any of Seelos' product candidates will be delayed. In addition, any delays in completing Seelos' clinical trials will increase Seelos' costs and slow down its product candidate development and approval process. Delays in completing Seelos' clinical trials could also allow Seelos' competitors to obtain marketing approval before Seelos does or shorten the patent protection period during which Seelos may have the exclusive right to commercialize its product candidates. Any of these occurrences may harm Seelos' business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of Seelos' product candidates.

Results of earlier clinical trials may not be predictive of the results of later-stage clinical trials.

The results of preclinical studies and early clinical trials of product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy results despite having progressed through preclinical studies and initial clinical trials. Many companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to adverse safety profiles or lack of efficacy, notwithstanding promising results in earlier studies. Similarly, Seelos' future clinical trial results may not be successful for these or other reasons.

This product candidate development risk is heightened by any changes in the planned clinical trials compared to the completed clinical trials. As product candidates are developed through preclinical to early to late stage clinical trials towards approval and commercialization, it is customary that various aspects of the development program, such as manufacturing and methods of administration, are altered along the way in an effort to optimize processes and results. While these types of changes are common and are intended to optimize the product candidates for late stage clinical trials, approval and commercialization, such changes carry the risk that they will not achieve these intended objectives.

Any of these changes could make the results of Seelos' planned clinical trials or other future clinical trials Seelos may initiate less predictable and could cause Seelos' product candidates to perform differently, including causing toxicities, which could delay completion of Seelos' clinical trials, delay approval of its product candidates, and/or jeopardize Seelos' ability to commence product sales and generate revenues.

If Seelos experiences delays in the enrollment of patients in its clinical trials, Seelos' receipt of necessary regulatory approvals could be delayed or prevented.

Seelos may not be able to initiate or continue clinical trials for Seelos' product candidates if Seelos is unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or other regulatory authorities. Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians' and patients' perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications Seelos is investigating.

If Seelos fails to enroll and maintain the number of patients for which the clinical trial was designed, the statistical power of that clinical trial may be reduced, which would make it harder to demonstrate that the product candidate being tested in such clinical trial is safe and effective. Additionally, enrollment delays in Seelos' clinical trials may result in increased development costs for Seelos' product candidates, which would cause the value of Seelos to decline and limit its ability to obtain additional financing. Seelos' inability to enroll a sufficient number of patients for any of its current or future clinical trials would result in significant delays or may require Seelos to abandon one or more clinical trials altogether.

Seelos intends to rely on third parties to conduct its preclinical studies and clinical trials and perform other tasks. If these third parties do not successfully carry out their contractual duties, meet expected deadlines, or comply with regulatory requirements, Seelos may not be able to obtain regulatory approval for or commercialize its product candidates and its business, financial condition and results of operations could be substantially harmed.

Seelos intends to rely upon third-party CROs, medical institutions, clinical investigators and contract laboratories to monitor and manage data for Seelos' ongoing preclinical and clinical programs. Nevertheless, Seelos maintains responsibility for ensuring that each of Seelos' clinical trials and preclinical studies is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards and Seelos' reliance on these third parties does not relieve Seelos of its regulatory responsibilities. Seelos and its CROs and other vendors are required to comply with current requirements on good manufacturing practices ("cGMP") good clinical practices ("GCP") and good laboratory practice ("GLP") which are a collection of laws and regulations enforced by the FDA, the EMA and comparable foreign authorities for all of Seelos' product candidates in clinical development. Regulatory authorities enforce these regulations through periodic inspections of preclinical study and clinical trial sponsors, principal investigators, preclinical study and clinical trial sites, and other contractors. If Seelos or any of its CROs or vendors fails to comply with applicable regulations, the data generated in Seelos' preclinical studies and clinical trials may be deemed unreliable and the FDA, the EMA or comparable foreign authorities may require Seelos to perform additional preclinical studies and clinical trials before approving Seelos' marketing applications. Seelos cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of Seelos' clinical trials comply with GCP regulations. In addition, Seelos' clinical trials must be conducted with products produced consistent with cGMP regulations. Seelos' failure to comply with these regulations may require it to repeat clinical trials, which would delay the development and regulatory approval processes.

Seelos may not be able to enter into arrangements with CROs on commercially reasonable terms, or at all. In addition, Seelos' CROs will not be Seelos' employees, and except for remedies available to Seelos under its agreements with such CROs, Seelos will not be able to control whether or not they devote sufficient time and resources to Seelos' ongoing preclinical and clinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to Seelos' protocols, regulatory requirements, or for other reasons, Seelos' clinical trials may be extended, delayed or terminated and Seelos may not be able to obtain regulatory approval for or successfully commercialize Seelos' product candidates. CROs may also generate higher costs than anticipated. As a result, Seelos' business, financial condition and results of operations and the commercial prospects for Seelos' product candidates could be materially and adversely affected, its costs could increase, and its ability to generate revenue could be delayed.

Switching or adding additional CROs, medical institutions, clinical investigators or contract laboratories involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work replacing a previous CRO. As a result, delays occur, which can materially impact Seelos' ability to meet its desired clinical development timelines. There can be no assurance that Seelos will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse effect on Seelos' business, financial condition or results of operations.

Seelos' product candidates are subject to extensive regulation under the FDA, the EMA or comparable foreign authorities, which can be costly and time consuming, cause unanticipated delays or prevent the receipt of the required approvals to commercialize Seelos' product candidates.

The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, export, marketing and distribution of Seelos' product candidates are subject to extensive regulation by the FDA and other U.S. regulatory agencies, the EMA or comparable authorities in foreign markets. In the U.S., neither Seelos nor Seelos' collaborators are permitted to market Seelos' product candidates until Seelos or Seelos' collaborators receive approval of a new drug application ("NDA") from the FDA or receive similar approvals abroad. The process of obtaining these approvals is expensive, often takes many years, and can vary substantially based upon the type, complexity and novelty of the product candidates involved. Approval policies or regulations may change and may be influenced by the results of other similar or competitive products, making it more difficult for Seelos to achieve such approval in a timely manner or at all. Any guidance that may result from recent FDA advisory panel discussions may make it more expensive to develop and commercialize such product candidates. In addition, as a company, Seelos has not previously filed NDAs with the FDA or filed similar applications with other foreign regulatory agencies. This lack of experience may impede Seelos' ability to obtain FDA or other foreign regulatory agency approval in a timely manner, if at all, for Seelos' product candidates for which development and commercialization is Seelos' responsibility.

Despite the time and expense invested, regulatory approval is never guaranteed. The FDA, the EMA or comparable foreign authorities can delay, limit or deny approval of a product candidate for many reasons, including:

  a product candidate may not be deemed safe or effective;

  agency officials of the FDA, the EMA or comparable foreign authorities may not find the data from non-clinical or preclinical studies and clinical trials generated during development to be sufficient;

  the FDA, the EMA or comparable foreign authorities may not approve Seelos' third-party manufacturers' processes or facilities; or

  the FDA, the EMA or a comparable foreign authority may change its approval policies or adopt new regulations.

  Seelos' inability to obtain these approvals would prevent Seelos from commercializing its product candidates.

Even if Seelos' product candidates receive regulatory approval in the U.S., it may never receive approval or commercialize Seelos' products outside of the U.S.

In order to market any products outside of the U.S., Seelos must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries may include all of the risks detailed above regarding FDA approval in the U.S. as well as other risks. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others. Failure to obtain regulatory approval in other countries or any delay seeking or obtaining such approval would impair Seelos' ability to develop foreign markets for its product candidates.

Even if any of Seelos' product candidates receive regulatory approval, its product candidates may still face future development and regulatory difficulties.

If any of Seelos' product candidates receive regulatory approval, the FDA, the EMA or comparable foreign authorities may still impose significant restrictions on the indicated uses or marketing of the product candidates or impose ongoing requirements for potentially costly post-approval studies and trials. In addition, regulatory agencies subject a product, its manufacturer and the manufacturer's facilities to continual review and periodic inspections. If a regulatory agency discovers previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, Seelos' collaborators or Seelos, including requiring withdrawal of the product from the market. Seelos' product candidates will also be subject to ongoing FDA, the EMA or comparable foreign authorities' requirements for the labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information on the drug. If Seelos' product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

  issue warning letters or other notices of possible violations;

  impose civil or criminal penalties or fines or seek disgorgement of revenue or profits;

  suspend any ongoing clinical trials;

  refuse to approve pending applications or supplements to approved applications filed by Seelos or Seelos' collaborators;

  withdraw any regulatory approvals;

  impose restrictions on operations, including costly new manufacturing requirements, or shut down Seelos' manufacturing operations; or

  seize or detain products or require a product recall.

The FDA, the EMA and comparable foreign authorities actively enforce the laws and regulations prohibiting the promotion of off-label uses.

The FDA, the EMA and comparable foreign authorities strictly regulate the promotional claims that may be made about prescription products, such as Seelos' product candidates, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA, the EMA or comparable foreign authorities as reflected in the product's approved labeling. If Seelos receive marketing approval for its product candidates for Seelos' proposed indications, physicians may nevertheless use Seelos' products for their patients in a manner that is inconsistent with the approved label, if the physicians personally believe in their professional medical judgment that Seelos' products could be used in such manner. However, if Seelos is found to have promoted its products for any off-label uses, the federal government could levy civil, criminal or administrative penalties, and seek fines against Seelos. Such enforcement has become more common in the industry. The FDA, the EMA or comparable foreign authorities could also request that Seelos enter into a consent decree or a corporate integrity agreement, or seek a permanent injunction against Seelos under which specified promotional conduct is monitored, changed or curtailed. If Seelos cannot successfully manage the promotion of its product candidates, if approved, Seelos could become subject to significant liability, which would materially adversely affect Seelos' business, financial condition and results of operations.

If Seelos' competitors have product candidates that are approved faster, marketed more effectively, are better tolerated, have a more favorable safety profile or are demonstrated to be more effective than Seelos', Seelos' commercial opportunity may be reduced or eliminated.

The biopharmaceutical industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While Seelos believes that its technology, knowledge, experience and scientific resources provide it with competitive advantages, Seelos faces potential competition from many different sources, including commercial biopharmaceutical enterprises, academic institutions, government agencies and private and public research institutions. Any product candidates that Seelos successfully develops and commercializes will compete with existing therapies and new therapies that may become available in the future.

Many of Seelos' competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical studies, clinical trials, regulatory approvals and marketing approved products than Seelos does. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Seelos' competitors may succeed in developing technologies and therapies that are more effective, better tolerated or less costly than any which Seelos is developing, or that would render Seelos' product candidates obsolete and noncompetitive. Even if Seelos obtains regulatory approval for any of its product candidates, Seelos' competitors may succeed in obtaining regulatory approvals for their products earlier than Seelos does. Seelos will also face competition from these third parties in recruiting and retaining qualified scientific and management personnel, in establishing clinical trial sites and patient registration for clinical trials, and in acquiring and in-licensing technologies and products complementary to Seelos' programs or advantageous to Seelos' business.

The key competitive factors affecting the success of each of Seelos' product candidates, if approved, are likely to be its efficacy, safety, tolerability, frequency and route of administration, convenience and price, the level of branded and generic competition and the availability of coverage and reimbursement from government and other third-party payors.

The pharmaceutical market for the treatment of major depressive disorder includes selective serotonin reuptake inhibitors ("SSRIs") serotonin and norepinephrine reuptake inhibitors ("SNRIs"), and atypical antipsychotics; a number of these marketed antidepressants will be generic, and would be key competitors to SLS-002. These products include Forest Laboratory's Lexapro/Cipralex (escitalopram) and Viibryd (vilazodone), Pfizer, Inc.'s Zoloft (sertraline) Effexor (venlafaxine), and Pristiq (desvenlafaxine), GlaxoSmithKline plc's Paxil/Seroxat (paroxetine), Eli Lilly and Company's Prozac (fluoxetine) and Cymbalta (duloxetine), AstraZeneca plc's Seroquel (quetiapine), and Bristol-Myers Squibb Company's Abilify (aripiprazole), among others.

Patients with treatment-resistant depression often require treatment with several antidepressants, such as an SSRI or SNRI, combined with an "adjunct" therapy such as an antipsychotic or mood stabilizer. These antipsychotic compounds, such as AstraZeneca plc's Seroquel (quetiapine) and Bristol-Myers Squibb Company's Abilify (aripiprazole), and mood stabilizers, such as Janssen Pharmaceutica's Topamax (topiramate). In addition, Janssen's intranasal esketamine has recently shown a successful Phase III study in treatment-resistant depression and along with Allergan's rapastinel (formerly Naurex), both of which target the NMDA receptor and are expected to have a faster onset of therapeutic effect as compared to currently available therapies.

Current treatments for Parkinson's disease are intended to improve the symptoms of patients. The cornerstone of Parkinson's therapy is levodopa, as it is the most effective therapy for reducing symptoms of Parkinson's disease. There are other drug therapies in development that will target the disease, such as gene and stem cell therapy and A2A receptor agonists. Currently, the majority of products in development for Parkinson's disease are still in the pre-clinical stage.

Seelos, or any future collaborators, may not be able to obtain orphan drug designation or orphan drug exclusivity for Seelos' product candidates.

Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States. In the United States and Europe, obtaining orphan drug approval may allow Seelos to obtain financial incentives, such as an extended period of exclusivity during which only Seelos is allowed to market the orphan drug. While Seelos plans to seek orphan drug designation from the FDA for SLS-008 for the treatment of a pediatric indication, Seelos, or any future collaborators, may not be granted orphan drug designations for its product candidates in the U.S. or in other jurisdictions.

Even if Seelos, or any future collaborators, obtain orphan drug designation for a product candidate, Seelos, or they, may not be able to obtain orphan drug exclusivity for that product candidate. Generally, a product with orphan drug designation only becomes entitled to orphan drug exclusivity if it receives the first marketing approval for the indication for which it has such designation, in which case the FDA or the EMA will be precluded from approving another marketing application for the same drug for that indication for the applicable exclusivity period. The applicable exclusivity period is seven years in the United States and ten years in Europe. The European exclusivity period can be reduced to six years if a drug no longer meets the criteria for orphan drug designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified. Orphan drug exclusivity may be lost if the FDA or the EMA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition.

Even if Seelos, or any future collaborators, obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because FDA has taken the position that, under certain circumstances, another drug with the same active chemical and pharmacological characteristics, or moiety, can be approved for the same condition. Specifically, the FDA's regulations provide that it can approve another drug with the same active moiety for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care.

Seelos is subject to a multitude of manufacturing risks, any of which could substantially increase Seelos' costs and limit supply of its product candidates.

The process of manufacturing Seelos' product candidates is complex, highly regulated, and subject to several risks. For example, the process of manufacturing Seelos' product candidates is extremely susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, or vendor or operator error. Even minor deviations from normal manufacturing processes for any of Seelos' product candidates could result in reduced production yields, product defects, and other supply disruptions. If microbial, viral, or other contaminations are discovered in Seelos' product candidates or in the manufacturing facilities in which its product candidates are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. In addition, the manufacturing facilities in which its product candidates are made could be adversely affected by equipment failures, labor shortages, natural disasters, power failures and numerous other factors.

In addition, any adverse developments affecting manufacturing operations for Seelos' product candidates may result in shipment delays, inventory shortages, lot failures, withdrawals or recalls, or other interruptions in the supply of Seelos' product candidates. Seelos also may need to take inventory write-offs and incur other charges and expenses for product candidates that fail to meet specifications, undertake costly remediation efforts, or seek costlier manufacturing alternatives.

Seelos relies completely on third parties to manufacture Seelos' preclinical and clinical drug supplies, and Seelos' business, financial condition and results of operations could be harmed if those third parties fail to provide Seelos with sufficient quantities of drug product, or fail to do so at acceptable quality levels or prices.

Seelos does not currently have, nor does Seelos plan to acquire, the infrastructure or capability internally to manufacture Seelos' preclinical and clinical drug supplies for use in its clinical trials, and Seelos lacks the resources and the capability to manufacture any of Seelos' product candidates on a clinical or commercial scale. Seelos relies on its manufacturers to purchase from third-party suppliers the materials necessary to produce Seelos' product candidates for Seelos' clinical trials. There are a limited number of suppliers for raw materials that Seelos uses to manufacture its product candidates, and there may be a need to identify alternate suppliers to prevent a possible disruption of the manufacture of the materials necessary to produce Seelos' product candidates for its clinical trials, and, if approved, ultimately for commercial sale. Seelos does not have any control over the process or timing of the acquisition of these raw materials by Seelos' manufacturers. Although Seelos generally does not begin a clinical trial unless Seelos believes it has a sufficient supply of a product candidate to complete such clinical trial, any significant delay or discontinuity in the supply of a product candidate, or the raw material components thereof, for an ongoing clinical trial due to the need to replace a third-party manufacturer could considerably delay completion of Seelos' clinical trials, product testing and potential regulatory approval of Seelos' product candidates, which could harm Seelos' business, financial condition and results of operations.

Seelos and its contract manufacturers are subject to significant regulation with respect to manufacturing Seelos' product candidates. The manufacturing facilities on which Seelos relies may not continue to meet regulatory requirements.

All entities involved in the preparation of therapeutics for clinical trials or commercial sale, including Seelos' contract manufacturers for its product candidates, are subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with cGMP. These regulations govern manufacturing processes and procedures and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of contaminants or to inadvertent changes in the properties or stability of Seelos' product candidates that may not be detectable in final product testing. Seelos or its contract manufacturers must supply all necessary documentation in support of an NDA or marketing authorization application ("MAA") on a timely basis and must adhere to GLP and cGMP regulations enforced by the FDA, the EMA or comparable foreign authorities through their facilities inspection program. Some of Seelos' contract manufacturers may not have produced a commercially approved pharmaceutical product and therefore may not have obtained the requisite regulatory authority approvals to do so. The facilities and quality systems of some or all of Seelos' third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of Seelos' product candidates or any of its other potential products. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of Seelos' product candidates or any of Seelos' other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted. Although Seelos plans to oversee the contract manufacturers, Seelos cannot control the manufacturing process of, and is completely dependent on, Seelos' contract manufacturing partners for compliance with the regulatory requirements. If these facilities do not pass a pre-approval plant inspection, regulatory approval of the products may not be granted or may be substantially delayed until any violations are corrected to the satisfaction of the regulatory authority, if ever.

The regulatory authorities also may, at any time following approval of a product for sale, audit the manufacturing facilities of Seelos' third-party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of Seelos' product specifications or applicable regulations occurs independent of such an inspection or audit, Seelos or the relevant regulatory authority may require remedial measures that may be costly or time consuming for Seelos or a third party to implement, and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon Seelos or third parties with whom Seelos contracts could materially harm Seelos' business, financial condition and results of operations.

If Seelos or any of its third-party manufacturers fail to maintain regulatory compliance, the FDA, the EMA or comparable foreign authorities can impose regulatory sanctions including, among other things, refusal to approve a pending application for a product candidate, withdrawal of an approval, or suspension of production. As a result, Seelos' business, financial condition and results of operations may be materially and adversely affected.

Additionally, if supply from one manufacturer is interrupted, an alternative manufacturer would need to be qualified through an NDA supplement or MAA variation, or equivalent foreign regulatory filing, which could result in further delay. The regulatory agencies may also require additional studies or trials if a new manufacturer is relied upon for commercial production. Switching manufacturers may involve substantial costs and is likely to result in a delay in Seelos' desired clinical and commercial timelines.

These factors could cause Seelos to incur higher costs and could cause the delay or termination of clinical trials, regulatory submissions, required approvals, or commercialization of Seelos' product candidates. Furthermore, if Seelos' suppliers fail to meet contractual requirements and Seelos is unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, Seelos' clinical trials may be delayed or Seelos could lose potential revenue.

Any collaboration arrangement that Seelos may enter into in the future may not be successful, which could adversely affect Seelos' ability to develop and commercialize Seelos' current and potential future product candidates.

Seelos may seek collaboration arrangements with biopharmaceutical companies for the development or commercialization of its current and potential future product candidates. To the extent that Seelos decides to enter into collaboration agreements, Seelos will face significant competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, execute and implement. Seelos may not be successful in its efforts to establish and implement collaborations or other alternative arrangements should Seelos choose to enter into such arrangements, and the terms of the arrangements may not be favorable to Seelos. If and when Seelos collaborates with a third party for development and commercialization of a product candidate, Seelos can expect to relinquish some or all of the control over the future success of that product candidate to the third party. The success of Seelos' collaboration arrangements will depend heavily on the efforts and activities of its collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations.

Disagreements between parties to a collaboration arrangement can lead to delays in developing or commercializing the applicable product candidate and can be difficult to resolve in a mutually beneficial manner. In some cases, collaborations with biopharmaceutical companies and other third parties are terminated or allowed to expire by the other party. Any such termination or expiration would adversely affect Seelos' business, financial condition and results of operations.

If Seelos is unable to develop its own commercial organization or enter into agreements with third parties to sell and market Seelos' product candidates, Seelos may be unable to generate significant revenues.

Seelos does not have a sales and marketing organization, and Seelos has no experience as a company in the sales, marketing and distribution of pharmaceutical products. If any of Seelos' product candidates are approved for commercialization, Seelos may be required to develop its sales, marketing and distribution capabilities, or make arrangements with a third party to perform sales and marketing services. Developing a sales force for any resulting product or any product resulting from any of Seelos' other product candidates is expensive and time consuming and could delay any product launch. Seelos may be unable to establish and manage an effective sales force in a timely or cost-effective manner, if at all, and any sales force Seelos does establish may not be capable of generating sufficient demand for Seelos' product candidates. To the extent that Seelos enters into arrangements with collaborators or other third parties to perform sales and marketing services, Seelos' product revenues are likely to be lower than if Seelos marketed and sold its product candidates independently. If Seelos is unable to establish adequate sales and marketing capabilities, independently or with others, Seelos may not be able to generate significant revenues and may not become profitable.

The commercial success of Seelos' product candidates depends upon their market acceptance among physicians, patients, healthcare payors and the medical community.

Even if Seelos' product candidates obtain regulatory approval, Seelos' products, if any, may not gain market acceptance among physicians, patients, healthcare payors and the medical community. The degree of market acceptance of any of Seelos' approved product candidates will depend on a number of factors, including:

  the effectiveness of Seelos' approved product candidates as compared to currently available products;

  patient willingness to adopt Seelos' approved product candidates in place of current therapies;

  Seelos' ability to provide acceptable evidence of safety and efficacy;

  relative convenience and ease of administration;

  the prevalence and severity of any adverse side effects;

  restrictions on use in combination with other products;

  availability of alternative treatments;

  pricing and cost-effectiveness assuming either competitive or potential premium pricing requirements, based on the profile of Seelos' product candidates and target markets;

  effectiveness of Seelos' or its partners' sales and marketing strategy;

  Seelos' ability to obtain sufficient third-party coverage or reimbursement; and

  potential product liability claims.

In addition, the potential market opportunity for Seelos' product candidates is difficult to precisely estimate. Seelos' estimates of the potential market opportunity for its product candidates include several key assumptions based on Seelos' industry knowledge, industry publications, third-party research reports and other surveys. Independent sources have not verified all of Seelos' assumptions. If any of these assumptions proves to be inaccurate, then the actual market for Seelos' product candidates could be smaller than Seelos' estimates of its potential market opportunity. If the actual market for Seelos' product candidates is smaller than Seelos expects, Seelos' product revenue may be limited, it may be harder than expected to raise funds and it may be more difficult for Seelos to achieve or maintain profitability. If Seelos fails to achieve market acceptance of Seelos' product candidates in the U.S. and abroad, Seelos' revenue will be limited and it will be more difficult to achieve profitability.

If Seelos fails to obtain and sustain an adequate level of reimbursement for its potential products by third-party payors, potential future sales would be materially adversely affected.

There will be no viable commercial market for Seelos' product candidates, if approved, without reimbursement from third-party payors. Reimbursement policies may be affected by future healthcare reform measures. Seelos cannot be certain that reimbursement will be available for its current product candidates or any other product candidate Seelos may develop. Additionally, even if there is a viable commercial market, if the level of reimbursement is below Seelos' expectations, Seelos' anticipated revenue and gross margins will be adversely affected.

Third-party payors, such as government or private healthcare insurers, carefully review and increasingly question and challenge the coverage of and the prices charged for drugs. Reimbursement rates from private health insurance companies vary depending on the company, the insurance plan and other factors. Reimbursement rates may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. There is a current trend in the U.S. healthcare industry toward cost containment.

Large public and private payors, managed care organizations, group purchasing organizations and similar organizations are exerting increasing influence on decisions regarding the use of, and reimbursement levels for, particular treatments. Such third-party payors, including Medicare, may question the coverage of, and challenge the prices charged for, medical products and services, and many third-party payors limit coverage of or reimbursement for newly approved healthcare products. In particular, third-party payors may limit the covered indications. Cost-control initiatives could decrease the price Seelos might establish for products, which could result in product revenues being lower than anticipated. Seelos believes its drugs will be priced significantly higher than existing generic drugs and consistent with current branded drugs. If Seelos is unable to show a significant benefit relative to existing generic drugs, Medicare, Medicaid and private payors may not be willing to provide reimbursement for Seelos' drugs, which would significantly reduce the likelihood of Seelos' products gaining market acceptance.

Seelos expects that private insurers will consider the efficacy, cost-effectiveness, safety and tolerability of Seelos' potential products in determining whether to approve reimbursement for such products and at what level. Obtaining these approvals can be a time consuming and expensive process. Seelos' business, financial condition and results of operations would be materially adversely affected if Seelos does not receive approval for reimbursement of its potential products from private insurers on a timely or satisfactory basis. Limitations on coverage could also be imposed at the local Medicare carrier level or by fiscal intermediaries. Medicare Part D, which provides a pharmacy benefit to Medicare patients as discussed below, does not require participating prescription drug plans to cover all drugs within a class of products. Seelos' business, financial condition and results of operations could be materially adversely affected if Part D prescription drug plans were to limit access to, or deny or limit reimbursement of, Seelos' product candidates or other potential products.

Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis. In many countries, the product cannot be commercially launched until reimbursement is approved. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. The negotiation process in some countries can exceed 12 months. To obtain reimbursement or pricing approval in some countries, Seelos may be required to conduct a clinical trial that compares the cost-effectiveness of its products to other available therapies.

If the prices for Seelos' potential products are reduced or if governmental and other third-party payors do not provide adequate coverage and reimbursement of Seelos' drugs, Seelos' future revenue, cash flows and prospects for profitability will suffer.

Current and future legislation may increase the difficulty and cost of commercializing Seelos' product candidates and may affect the prices Seelos may obtain if Seelos' product candidates are approved for commercialization.

In the U.S. and some foreign jurisdictions, there have been a number of adopted and proposed legislative and regulatory changes regarding the healthcare system that could prevent or delay regulatory approval of Seelos' product candidates, restrict or regulate post-marketing activities and affect Seelos' ability to profitably sell any of Seelos' product candidates for which Seelos obtains regulatory approval.

In the U.S., the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 ("MMA") changed the way Medicare covers and pays for pharmaceutical products. Cost reduction initiatives and other provisions of this legislation could limit the coverage and reimbursement rate that Seelos receives for any of its approved products. While the MMA only applies to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively the "PPACA"), was enacted. The PPACA was intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against healthcare fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. The PPACA increased manufacturers' rebate liability under the Medicaid Drug Rebate Program by increasing the minimum rebate amount for both branded and generic drugs and revised the definition of "average manufacturer price," ("AMP"), which may also increase the amount of Medicaid drug rebates manufacturers are required to pay to states. The legislation also expanded Medicaid drug rebates and created an alternative rebate formula for certain new formulations of certain existing products that is intended to increase the rebates due on those drugs. The Centers for Medicare & Medicaid Services, which administers the Medicaid Drug Rebate Program, also has proposed to expand Medicaid rebates to the utilization that occurs in the territories of the U.S., such as Puerto Rico and the Virgin Islands. Further, beginning in 2011, the PPACA imposed a significant annual fee on companies that manufacture or import branded prescription drug products and required manufacturers to provide a 50% discount off the negotiated price of prescriptions filled by beneficiaries in the Medicare Part D coverage gap, referred to as the "donut hole." Legislative and regulatory proposals have been introduced at both the state and federal level to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products.

There have been recent public announcements by members of the U.S. Congress, President Trump and his administration regarding their plans to repeal and replace the PPACA and Medicare. For example, on December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act of 2017, which, among other things, eliminated the individual mandate requiring most Americans (other than those who qualify for a hardship exemption) to carry a minimum level of health coverage, effective January 1, 2019. Seelos is not sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of Seelos' product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA's approval process may significantly delay or prevent marketing approval, as well as subject Seelos to more stringent product labeling and post-marketing approval testing and other requirements.

In Europe, the United Kingdom has indicated its intent to withdraw from the European Union in the future. A significant portion of the regulatory framework in the United Kingdom is derived from the regulations of the European Union, and the EMA is currently located in the United Kingdom. Seelos cannot predict what consequences the withdrawal of the United Kingdom from the European Union, if it occurs, might have on the regulatory frameworks of the United Kingdom or the European Union, or on Seelos' future operations, if any, in these jurisdictions.

Changes in government funding for the FDA and other government agencies could hinder their ability to hire and retain key leadership and other personnel, properly administer drug innovation, or prevent Seelos' product candidates from being developed or commercialized, which could negatively impact Seelos' business, financial condition and results of operations.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including budget and funding levels, ability to hire and retain key personnel, and statutory, regulatory and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

In December 2016, the 21st Century Cures Act was signed into law. This new legislation is designed to advance medical innovation and empower the FDA with the authority to directly hire positions related to drug and device development and review. However, government proposals to reduce or eliminate budgetary deficits may include reduced allocations to the FDA and other related government agencies. These budgetary pressures may result in a reduced ability by the FDA to perform their respective roles; including the related impact to academic institutions and research laboratories whose funding is fully or partially dependent on both the level and timing of funding from government sources.

Disruptions at the FDA and other agencies may also slow the time necessary for Seelos' product candidates to be reviewed or approved by necessary government agencies, which could adversely affect its business, financial condition and results of operations.

Seelos is subject to "fraud and abuse" and similar laws and regulations, and a failure to comply with such regulations or prevail in any litigation related to noncompliance could harm Seelos' business, financial condition and results of operations.

In the U.S., Seelos is subject to various federal and state healthcare "fraud and abuse" laws, including anti-kickback laws, false claims laws and other laws intended, among other things, to reduce fraud and abuse in federal and state healthcare programs. The federal Anti-Kickback Statute makes it illegal for any person, including a prescription drug manufacturer, or a party acting on its behalf, to knowingly and willfully solicit, receive, offer or pay any remuneration that is intended to induce the referral of business, including the purchase, order or prescription of a particular drug, or other good or service for which payment in whole or in part may be made under a federal healthcare program, such as Medicare or Medicaid. Although Seelos seeks to structure its business arrangements in compliance with all applicable requirements, these laws are broadly written, and it is often difficult to determine precisely how the law will be applied in specific circumstances. Accordingly, it is possible that Seelos' practices may be challenged under the federal Anti-Kickback Statute.

The federal False Claims Act prohibits anyone from, among other things, knowingly presenting or causing to be presented for payment to the government, including the federal healthcare programs, claims for reimbursed drugs or services that are false or fraudulent, claims for items or services that were not provided as claimed, or claims for medically unnecessary items or services. Under the Health Insurance Portability and Accountability Act of 1996, Seelos is prohibited from knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services to obtain money or property of any healthcare benefit program. Violations of fraud and abuse laws may be punishable by criminal or civil sanctions, including penalties, fines or exclusion or suspension from federal and state healthcare programs such as Medicare and Medicaid and debarment from contracting with the U.S. government. In addition, private individuals have the ability to bring actions on behalf of the government under the federal False Claims Act as well as under the false claims laws of several states.

Many states have adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare services reimbursed by any source, not just governmental payors. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers or the Pharmaceutical Research and Manufacturers of America's Code on Interactions with Healthcare Professionals. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state. There are ambiguities as to what is required to comply with these state requirements and if Seelos fails to comply with an applicable state law requirement, it could be subject to penalties.

Neither the government nor the courts have provided definitive guidance on the application of fraud and abuse laws to Seelos' business. Law enforcement authorities are increasingly focused on enforcing these laws, and it is possible that some of Seelos' practices may be challenged under these laws. Efforts to ensure that Seelos' business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. If Seelos is found in violation of one of these laws, Seelos could be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from governmental funded federal or state healthcare programs and the curtailment or restructuring of Seelos' operations. If this occurs, Seelos' business, financial condition and results of operations may be materially adversely affected.

If Seelos faces allegations of noncompliance with the law and encounter sanctions, its reputation, revenues and liquidity may suffer, and any of Seelos' product candidates that are ultimately approved for commercialization could be subject to restrictions or withdrawal from the market.

Any government investigation of alleged violations of law could require Seelos to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect Seelos' ability to generate revenues from any of its product candidates that are ultimately approved for commercialization. If regulatory sanctions are applied or if regulatory approval is withdrawn, Seelos' business, financial condition and results of operations will be adversely affected. Additionally, if Seelos is unable to generate revenues from product sales, Seelos' potential for achieving profitability will be diminished and Seelos' need to raise capital to fund its operations will increase.

If Seelos fails to retain current members of Seelos' senior management and scientific personnel, or to attract and keep additional key personnel, Seelos may be unable to successfully develop or commercialize Seelos' product candidates.

Seelos' success depends on Seelos' continued ability to attract, retain and motivate highly qualified management and scientific personnel. As of October 2018, Dr. Raj Mehra, Seelos' Chief Executive Officer, is the only employee of Seelos. Seelos has identified several individuals that are expected to become full-time employees of Seelos' and fill the following open positions: Chief Financial Officer; Chief Science Officer, Head of Corporate Communications, Head of R&D, Head of Chemistry, Manufacturing and Control and Head of Clinical Operations. However, Competition for qualified personnel is intense. Seelos may not be successful in attracting qualified personnel to fulfill Seelos' current or future needs and there is no guarantee that any of these individuals will join Seelos on a full-time employment basis, or at all. In the event Seelos is unable to fill critical open employment positions, the company may need to delay its operational activities and goals, including the development of the company's product candidates, and may have difficulty in meeting its obligations as a public company. Seelos does not maintain "key person" insurance on any of its employees.

In addition, competitors and others are likely in the future to attempt to recruit Seelos' employees. The loss of the services of any of Seelos' key personnel, the inability to attract or retain highly qualified personnel in the future or delays in hiring such personnel, particularly senior management and other technical personnel, could materially and adversely affect Seelos' business, financial condition and results of operations. In addition, the replacement of key personnel likely would involve significant time and costs, and may significantly delay or prevent the achievement of Seelos' business objectives.

From time to time, Seelos' management seeks the advice and guidance of certain scientific advisors and consultants regarding clinical and regulatory development programs and other customary matters. These scientific advisors and consultants are not Seelos' employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to Seelos. In addition, Seelos' scientific advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with Seelos'.

Seelos will need to increase the size of Seelos' organization and may not successfully manage Seelos' growth.

Seelos is a clinical-stage biopharmaceutical company with a small number of planned employees, and Seelos' management systems currently in place are not likely to be adequate to support Seelos' future growth plans. Seelos' ability to grow and to manage its growth effectively will require Seelos to hire, train, retain, manage and motivate additional employees and to implement and improve its operational, financial and management systems. These demands also may require the hiring of additional senior management personnel or the development of additional expertise by Seelos' senior management personnel. Hiring a significant number of additional employees, particularly those at the management level, would increase Seelos' expenses significantly. Moreover, if Seelos fails to expand and enhance its operational, financial and management systems in conjunction with Seelos' potential future growth, it could have a material adverse effect on Seelos' business, financial condition and results of operations.

Seelos' management's lack of public company experience could put Seelos at greater risk of incurring fines or regulatory actions for failure to comply with federal securities laws and could put Seelos at a competitive disadvantage, and could require Seelos' management to devote additional time and resources to ensure compliance with applicable corporate governance requirements.

Seelos' executive officers do not have experience in managing and operating a public company, which could have an adverse effect on their ability to quickly respond to problems or adequately address issues and matters applicable to public companies. Any failure to comply with federal securities laws, rules or regulations could subject Seelos to fines or regulatory actions, which may materially adversely affect Seelos' business, financial condition and results of operations. Further, since Seelos' executive officers do not have experience managing and operating a public company, Seelos may need to dedicate additional time and resources to comply with legally mandated corporate governance policies relative to Seelos' competitors whose management teams have more public company experience.

Seelos is exposed to product liability, non-clinical and clinical liability risks which could place a substantial financial burden upon Seelos, should lawsuits be filed against Seelos.

Seelos' business exposes it to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical formulations and products. In addition, the use in Seelos' clinical trials of pharmaceutical products and the subsequent sale of these products by Seelos or its potential collaborators may cause Seelos to bear a portion of or all product liability risks. A successful liability claim or series of claims brought against Seelos could have a material adverse effect on Seelos' business, financial condition and results of operations.

Because Seelos does not currently have any clinical trials ongoing, it does not currently carry product liability insurance. Seelos anticipates obtaining such insurance upon initiation of its clinical development activities; however, Seelos may be unable to obtain product liability insurance on commercially reasonable terms or in adequate amounts. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated adverse effects. A successful product liability claim or series of claims brought against Seelos could cause Seelos' stock price to decline and, if judgments exceed Seelos' insurance coverage, could adversely affect Seelos' results of operations and business.

Seelos' research and development activities involve the use of hazardous materials, which subject Seelos to regulation, related costs and delays and potential liabilities.

Seelos' research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds, and Seelos will need to develop additional safety procedures for the handling and disposing of hazardous materials. If an accident occurs, Seelos could be held liable for resulting damages, which could be substantial. Seelos is also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Additional federal, state and local laws and regulations affecting Seelos' operations may be adopted in the future. Seelos may incur substantial costs to comply with, and substantial fines or penalties if Seelos violates any of these laws or regulations.

Seelos relies significantly on information technology and any failure, inadequacy, interruption or security lapse of that technology, including any cybersecurity incidents, could harm Seelos' ability to operate Seelos' business effectively.

Despite the implementation of security measures, Seelos' internal computer systems and those of third parties with which Seelos contracts are vulnerable to damage from cyber-attacks, computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. System failures, accidents or security breaches could cause interruptions in Seelos' operations, and could result in a material disruption of Seelos' drug development and clinical activities and business operations, in addition to possibly requiring substantial expenditures of resources to remedy. The loss of drug development or clinical trial data could result in delays in Seelos' regulatory approval efforts and significantly increase Seelos' costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, Seelos' data or applications, or inappropriate disclosure of confidential or proprietary information, Seelos could incur liability and its development programs and the development of its product candidates could be delayed.

Seelos' employees and consultants may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

Seelos is exposed to the risk of employee or consultant fraud or other misconduct. Misconduct by Seelos' employees or consultants could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to Seelos. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commissions, customer incentive programs and other business arrangements. Employee and consultant misconduct also could involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to Seelos' reputation. It is not always possible to identify and deter such misconduct, and the precautions Seelos takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Seelos from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against Seelos, and Seelos is not successful in defending itself or asserting Seelos' rights, those actions could have a material adverse effect on Seelos' business, financial condition and results of operations, and result in the imposition of significant fines or other sanctions against Seelos.

Business disruptions such as natural disasters could seriously harm Seelos' future revenues and financial condition and increase its costs and expenses.

Seelos and its suppliers may experience a disruption in their business as a result of natural disasters. A significant natural disaster, such as an earthquake, hurricane, flood or fire, could severely damage or destroy Seelos' headquarters or facilities or the facilities of Seelos' manufacturers or suppliers, which could have a material and adverse effect on Seelos' business, financial condition and results of operations. In addition, terrorist acts or acts of war targeted at the U.S., and specifically the greater New York, New York region, could cause damage or disruption to Seelos, its employees, facilities, partners and suppliers, which could have a material adverse effect on Seelos' business, financial condition and results of operations.

Seelos may engage in strategic transactions that could impact its liquidity, increase its expenses and present significant distractions to its management.

From time to time, Seelos may consider strategic transactions, such as acquisitions of companies, asset purchases and out-licensing or in-licensing of products, product candidates or technologies. Additional potential transactions that Seelos may consider include a variety of different business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Any such transaction may require Seelos to incur non-recurring or other charges, may increase Seelos' near- and long-term expenditures and may pose significant integration challenges or disrupt Seelos' management or business, which could adversely affect Seelos' business, financial condition and results of operations. For example, these transactions may entail numerous operational and financial risks, including:

  exposure to unknown liabilities;

  disruption of Seelos' business and diversion of Seelos' management's time and attention in order to develop acquired products, product candidates or technologies;

  incurrence of substantial debt or dilutive issuances of equity securities to pay for any of these transactions;

  higher-than-expected transaction and integration costs;

  write-downs of assets or goodwill or impairment charges;

  increased amortization expenses;

  difficulty and cost in combining the operations and personnel of any acquired businesses or product lines with Seelos' operations and personnel;

  impairment of relationships with key suppliers or customers of any acquired businesses or product lines due to changes in management and ownership; and

  inability to retain key employees of any acquired businesses.

Accordingly, although there can be no assurance that Seelos will undertake or successfully complete any transactions of the nature described above, any transactions that Seelos does complete may be subject to the foregoing or other risks, and could have a material adverse effect on Seelos' business, financial condition and results of operations.

Risks Relating to Seelos' Intellectual Property

Seelos may not be successful in obtaining or maintaining necessary rights to its product candidates through acquisitions and in-licenses.

Because several of Seelos' programs require the use of proprietary rights held by third parties, the growth of Seelos' business will likely depend in part on Seelos' ability to maintain and exploit these proprietary rights. In addition, Seelos may need to acquire or in-license additional intellectual property in the future. Seelos may be unable to acquire or in-license any compositions, methods of use, processes or other intellectual property rights from third parties that Seelos identifies as necessary for its product candidates. Seelos faces competition with regard to acquiring and in-licensing third-party intellectual property rights, including from a number of more established companies. These established companies may have a competitive advantage over Seelos due to their size, cash resources and greater clinical development and commercialization capabilities. In addition, companies that perceive Seelos to be a competitor may be unwilling to assign or license intellectual property rights to Seelos. Seelos also may be unable to acquire or in-license third-party intellectual property rights on terms that would allow it to make an appropriate return on Seelos' investment.

Seelos may enter into collaboration agreements with U.S. and foreign academic institutions to accelerate development of Seelos' current or future preclinical product candidates. Typically, these agreements include an option for the company to negotiate a license to the institution's intellectual property rights resulting from the collaboration. Even with such an option, Seelos may be unable to negotiate a license within the specified timeframe or under terms that are acceptable to Seelos. If Seelos is unable to license rights from a collaborating institution, the institution may offer the intellectual property rights to other parties, potentially blocking Seelos' ability to pursue its desired program.

If Seelos is unable to successfully obtain required third-party intellectual property rights or maintain Seelos' existing intellectual property rights, Seelos may need to abandon development of the related program and Seelos' business, financial condition and results of operations could be materially and adversely affected.

If Seelos fails to comply with its obligations in the agreements under which Seelos in-licenses intellectual property and other rights from third parties or otherwise experience disruptions to Seelos' business relationships with Seelos' licensors, Seelos could lose intellectual property rights that are important to its business.

Seelos' license agreement with Ligand Pharmaceuticals Incorporated, Neurogen Corporation and CyDex Pharmaceuticals, Inc. (the "License Agreement") is important to Seelos' business and Seelos expects to enter into additional license agreements in the future. The License Agreement imposes, and Seelos expects that future license agreements will impose, various milestone payment, royalty and other obligations on Seelos. If Seelos fails to comply with Seelos' obligations under these agreements, or if Seelos files for bankruptcy, Seelos may be required to make certain payments to the licensor, Seelos may lose the exclusivity of its license, or the licensor may have the right to terminate the license, in which event Seelos would not be able to develop or market products covered by the license. Additionally, the milestone and other payments associated with these licenses could materially and adversely affect Seelos' business, financial condition and results of operations.

Pursuant to the terms of the License Agreement, the licensors each have the right to terminate the License Agreement with respect to the programs licensed by such licensor under certain circumstances, including, but not limited to: (i) if Seelos does not pay an amount that is not disputed in good faith, (ii) if Seelos willfully breaches the License Agreement in a manner for which legal remedies would not be expected to make such licensor whole, or (iii) if Seelos files or has filed against Seelos a petition in bankruptcy or make an assignment for the benefit of creditors. In the event the License Agreement is terminated by a licensor, all licenses granted to Seelos by such licensor will terminate immediately.

In some cases, patent prosecution of Seelos' licensed technology may be controlled solely by the licensor. If Seelos' licensor fails to obtain and maintain patent or other protection for the proprietary intellectual property Seelos in-license, then Seelos could lose its rights to the intellectual property or its exclusivity with respect to those rights, and its competitors could market competing products using the intellectual property. In certain cases, Seelos may control the prosecution of patents resulting from licensed technology. In the event Seelos breaches any of Seelos' obligations related to such prosecution, Seelos may incur significant liability to Seelos' licensing partners. Licensing of intellectual property is of critical importance to Seelos' business and involves complex legal, business and scientific issues. Disputes may arise regarding intellectual property subject to a licensing agreement, including, but not limited to:

  the scope of rights granted under the license agreement and other interpretation-related issues;

  the extent to which Seelos' technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

  the sublicensing of patent and other rights;

  Seelos' diligence obligations under the license agreement and what activities satisfy those diligence obligations;

  the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Seelos' licensors and Seelos and Seelos' collaborators; and

  the priority of invention of patented technology.

If disputes over intellectual property and other rights that Seelos has in-licensed prevents or impairs Seelos' ability to maintain Seelos' current licensing arrangements on acceptable terms, Seelos may be unable to successfully develop and commercialize the affected product candidates. If Seelos fails to comply with any such obligations to Seelos' licensor, such licensor may terminate their licenses to Seelos, in which case Seelos would not be able to market products covered by these licenses. The loss of Seelos' licenses would have a material adverse effect on Seelos' business.

Seelos may be required to pay milestones and royalties pursuant to the License Agreement, which could adversely affect the overall profitability for Seelos of any products that Seelos may seek to commercialize.

Under the terms of the License Agreement, Seelos may be obligated to pay the licensors under the License Agreement up to an aggregate of approximately $135 million in development, regulatory and sales milestones. Seelos will also be required to pay royalties on future worldwide net product sales. In addition, Seelos will be required to pay royalties to Vyera on net sales of SLS-002 pursuant to the Vyera Asset Purchase Agreement. These royalty payments could adversely affect the overall profitability for Seelos of any products that it may seek to commercialize.

Seelos may not be able to protect its proprietary or licensed technology in the marketplace.

Seelos depends on Seelos' ability to protect its proprietary or licensed technology. Seelos relies on trade secret, patent, copyright and trademark laws, and confidentiality, licensing and other agreements with employees and third parties, all of which offer only limited protection. Seelos' success depends in large part on Seelos' ability and any licensor's or licensee's ability to obtain and maintain patent protection in the U.S. and other countries with respect to Seelos' proprietary or licensed technology and products. Seelos currently in-license some of Seelos' intellectual property rights to develop Seelos' product candidates and may in-license additional intellectual property rights in the future. Seelos cannot be certain that patent enforcement activities by its current or future licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents or other intellectual property rights. Seelos also cannot be certain that its current or future licensors will allocate sufficient resources or prioritize their or Seelos' enforcement of such patents. Even if Seelos is not a party to these legal actions, an adverse outcome could prevent Seelos from continuing to license intellectual property that Seelos may need to operate its business, which would have a material adverse effect on its business, financial condition and results of operations.

Seelos believes it will be able to obtain, through prosecution of patent applications covering Seelos' owned technology and technology licensed from others, adequate patent protection for Seelos' proprietary drug technology, including those related to Seelos' in-licensed intellectual property. If Seelos is compelled to spend significant time and money protecting or enforcing its licensed patents and future patents Seelos may own, designing around patents held by others or licensing or acquiring, potentially for large fees, patents or other proprietary rights held by others, Seelos' business, financial condition and results of operations may be materially and adversely affected. If Seelos is unable to effectively protect the intellectual property that Seelos owns or in-licenses, other companies may be able to offer the same or similar products for sale, which could materially adversely affect Seelos' business, financial condition and results of operations. The patents of others from whom Seelos may license technology, and any future patents Seelos may own, may be challenged, narrowed, invalidated or circumvented, which could limit Seelos' ability to stop competitors from marketing the same or similar products or limit the length of term of patent protection that Seelos may have for its products.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Seelos' patent protection for licensed patents, pending patent applications and potential future patent applications and patents could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or patent applications will be due to be paid to the U.S. Patent and Trademark Office ("USPTO") and various governmental patent agencies outside of the U.S. in several stages over the lifetime of the applicable patent and/or patent application. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If this occurs with respect to Seelos' in-licensed patents or patent applications Seelos may file in the future, Seelos' competitors might be able to use its technologies, which would have a material adverse effect on Seelos' business, financial condition and results of operations.

The patent positions of pharmaceutical products are often complex and uncertain. The breadth of claims allowed in pharmaceutical patents in the U.S. and many jurisdictions outside of the U.S. is not consistent. For example, in many jurisdictions, the support standards for pharmaceutical patents are becoming increasingly strict. Some countries prohibit method of treatment claims in patents. Changes in either the patent laws or interpretations of patent laws in the U.S. and other countries may diminish the value of Seelos' licensed or owned intellectual property or create uncertainty. In addition, publication of information related to Seelos' current product candidates and potential products may prevent Seelos from obtaining or enforcing patents relating to these product candidates and potential products, including without limitation composition-of-matter patents, which are generally believed to offer the strongest patent protection.

Patents that Seelos currently licenses and patents that Seelos may own or license in the future do not necessarily ensure the protection of Seelos' licensed or owned intellectual property for a number of reasons, including, without limitation, the following:

  the patents may not be broad or strong enough to prevent competition from other products that are identical or similar to Seelos' product candidates;

  there can be no assurance that the term of a patent can be extended under the provisions of patent term extensions afforded by U.S. law or similar provisions in foreign countries, where available;

  the issued patents and patents that Seelos may obtain or license in the future may not prevent generic entry into the market for Seelos' product candidates;

  Seelos, or third parties from whom Seelos in-license or may license patents, may be required to disclaim part of the term of one or more patents;

  there may be prior art of which Seelos is not aware that may affect the validity or enforceability of a patent claim;

  there may be prior art of which Seelos is aware, which Seelos does not believe affects the validity or enforceability of a patent claim, but which, nonetheless, ultimately may be found to affect the validity or enforceability of a patent claim;

  there may be other patents issued to others that will affect Seelos' freedom to operate;

  if the patents are challenged, a court could determine that they are invalid or unenforceable;

  there might be a significant change in the law that governs patentability, validity and infringement of Seelos' licensed patents or any future patents Seelos may own that adversely affects the scope of Seelos' patent rights;

  a court could determine that a competitor's technology or product does not infringe Seelos' licensed patents or any future patents Seelos may own; and

  the patents could irretrievably lapse due to failure to pay fees or otherwise comply with regulations or could be subject to compulsory licensing.

If Seelos encounters delays in Seelos' development or clinical trials, the period of time during which Seelos could market its potential products under patent protection would be reduced.

Seelos' competitors may be able to circumvent its licensed patents or future patents Seelos may own by developing similar or alternative technologies or products in a non-infringing manner. Seelos' competitors may seek to market generic versions of any approved products by submitting abbreviated new drug applications to the FDA in which Seelos' competitors claim that Seelos' licensed patents or any future patents Seelos may own are invalid, unenforceable or not infringed. Alternatively, Seelos' competitors may seek approval to market their own products similar to or otherwise competitive with Seelos' products. In these circumstances, Seelos may need to defend or assert Seelos' licensed patents or any future patents Seelos may own, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or other agency with jurisdiction may find Seelos' licensed patents or any future patents Seelos may own invalid or unenforceable. Seelos may also fail to identify patentable aspects of its research and development before it is too late to obtain patent protection. Even if Seelos owns or in-licenses valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve Seelos' business objectives.

The issuance of a patent is not conclusive as to its inventorship, scope, ownership, priority, validity or enforceability. In this regard, third parties may challenge Seelos' licensed patents or any future patents Seelos may own in the courts or patent offices in the U.S. and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit Seelos' ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of Seelos' technology and potential products. In addition, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized.

Seelos may infringe the intellectual property rights of others, which may prevent or delay its drug development efforts and prevent Seelos from commercializing or increase the costs of commercializing Seelos' products.

Seelos' commercial success depends significantly on Seelos' ability to operate without infringing the patents and other intellectual property rights of third parties. For example, there could be issued patents of which Seelos is not aware that Seelos' current or potential future product candidates infringe. There also could be patents that Seelos believes Seelos does not infringe, but that Seelos may ultimately be found to infringe.

Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which Seelos is unaware that may later result in issued patents that Seelos' product candidates or potential products infringe. For example, pending applications may exist that claim or can be amended to claim subject matter that Seelos' product candidates or potential products infringe. Competitors may file continuing patent applications claiming priority to already issued patents in the form of continuation, divisional, or continuation-in-part applications, in order to maintain the pendency of a patent family and attempt to cover Seelos' product candidates.

Third parties may assert that Seelos is employing their proprietary technology without authorization and may sue Seelos for patent or other intellectual property infringement. These lawsuits are costly and could adversely affect Seelos' business, financial condition and results of operations and divert the attention of managerial and scientific personnel. If Seelos is sued for patent infringement, Seelos would need to demonstrate that its product candidates, potential products or methods either do not infringe the claims of the relevant patent or that the patent claims are invalid, and Seelos may not be able to do this. Proving invalidity is difficult. For example, in the U.S., proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if Seelos is successful in these proceedings, Seelos may incur substantial costs and the time and attention of Seelos' management and scientific personnel could be diverted in pursuing these proceedings, which could have a material adverse effect on Seelos. In addition, Seelos may not have sufficient resources to bring these actions to a successful conclusion. If a court holds that any third-party patents are valid, enforceable and cover Seelos' products or their use, the holders of any of these patents may be able to block Seelos' ability to commercialize its products unless it acquires or obtains a license under the applicable patents or until the patents expire.

Seelos may not be able to enter into licensing arrangements or make other arrangements at a reasonable cost or on reasonable terms. Any inability to secure licenses or alternative technology could result in delays in the introduction of Seelos' products or lead to prohibition of the manufacture or sale of products by Seelos. Even if Seelos is able to obtain a license, it may be non-exclusive, thereby giving Seelos' competitors access to the same technologies licensed to Seelos. Seelos could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, in any such proceeding or litigation, Seelos could be found liable for monetary damages, including treble damages and attorneys' fees, if Seelos is found to have willfully infringed a patent. A finding of infringement could prevent Seelos from commercializing its product candidates or force Seelos to cease some of its business operations, which could materially and adversely affect Seelos' business, financial condition and results of operations. Any claims by third parties that Seelos has misappropriated their confidential information or trade secrets could have a similar material and adverse effect on Seelos' business, financial condition and results of operations. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on Seelos' ability to raise the funds necessary to continue Seelos' operations.

Any claims or lawsuits relating to infringement of intellectual property rights brought by or against Seelos will be costly and time consuming and may adversely affect its business, financial condition and results of operations.

Seelos may be required to initiate litigation to enforce or defend its licensed and owned intellectual property. Lawsuits to protect Seelos' intellectual property rights can be very time consuming and costly. There is a substantial amount of litigation involving patent and other intellectual property rights in the biopharmaceutical industry generally. Such litigation or proceedings could substantially increase Seelos' operating expenses and reduce the resources available for development activities or any future sales, marketing or distribution activities.

In any infringement litigation, any award of monetary damages Seelos receives may not be commercially valuable. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Seelos' confidential information could be compromised by disclosure during litigation. Moreover, there can be no assurance that Seelos will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are resolved. Further, any claims Seelos asserts against a perceived infringer could provoke these parties to assert counterclaims against Seelos alleging that Seelos has infringed their patents. Some of Seelos' competitors may be able to sustain the costs of such litigation or proceedings more effectively than Seelos can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on Seelos' ability to compete in the marketplace.

In addition, Seelos' licensed patents and patent applications, and patents and patent applications that Seelos may apply for, own or license in the future, could face other challenges, such as interference proceedings, opposition proceedings, re-examination proceedings and other forms of post-grant review. Any of these challenges, if successful, could result in the invalidation of, or in a narrowing of the scope of, any of Seelos' licensed patents and patent applications and patents and patent applications that Seelos may apply for, own or license in the future subject to challenge. Any of these challenges, regardless of their success, would likely be time consuming and expensive to defend and resolve and would divert Seelos' management and scientific personnel's time and attention.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing Seelos' ability to protect Seelos' products.

As is the case with other biopharmaceutical companies, Seelos' success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity and is costly, time-consuming and inherently uncertain. For example, the U.S. previously enacted and is currently implementing wide-ranging patent reform legislation. Specifically, on September 16, 2011, the Leahy-Smith America Invents Act (the "Leahy-Smith Act") was signed into law and included a number of significant changes to U.S. patent law, and many of the provisions became effective in March 2013. However, it may take the courts years to interpret the provisions of the Leahy-Smith Act, and the implementation of the statute could increase the uncertainties and costs surrounding the prosecution of Seelos' licensed and future patent applications and the enforcement or defense of Seelos' licensed and future patents, all of which could have a material adverse effect on Seelos' business, financial condition and results of operations.

In addition, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to Seelos' ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken Seelos' ability to obtain new patents or to enforce patents that Seelos might obtain in the future.

Seelos may not be able to protect its intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates throughout the world would be prohibitively expensive. Competitors may use Seelos' licensed and owned technologies in jurisdictions where Seelos has not licensed or obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where Seelos may obtain or license patent protection, but where patent enforcement is not as strong as that in the U.S. These products may compete with Seelos' products in jurisdictions where Seelos does not have any issued or licensed patents and any future patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for Seelos to stop the infringement of Seelos' licensed patents and future patents Seelos may own, or marketing of competing products in violation of Seelos' proprietary rights generally. Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the U.S. As a result, Seelos may encounter significant problems in protecting and defending its licensed and owned intellectual property both in the U.S. and abroad. For example, China currently affords less protection to a company's intellectual property than some other jurisdictions. As such, the lack of strong patent and other intellectual property protection in China may significantly increase Seelos' vulnerability regarding unauthorized disclosure or use of its intellectual property and undermine its competitive position. Proceedings to enforce Seelos' future patent rights, if any, in foreign jurisdictions could result in substantial cost and divert its efforts and attention from other aspects of Seelos' business.

Seelos may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect Seelos' proprietary and licensed technology and processes, Seelos relies in part on confidentiality agreements with its corporate partners, employees, consultants, manufacturers, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of Seelos' confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover Seelos' trade secrets and proprietary information. Failure to obtain or maintain trade secret protection could adversely affect Seelos' competitive business position.

Seelos may be subject to claims that Seelos' employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

Seelos expects to employ individuals who were previously employed at other biopharmaceutical companies. Although Seelos has no knowledge of any such claims against Seelos, Seelos may be subject to claims that it or its employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of Seelos' employees' former employers or other third parties. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and even if Seelos is successful, litigation could result in substantial cost and be a distraction to Seelos' management and other employees. To date, none of Seelos' employees have been subject to such claims.

Seelos may be subject to claims challenging the inventorship of its licensed patents, any future patents Seelos may own and other intellectual property.

Although Seelos is not currently experiencing any claims challenging the inventorship of its licensed patents or Seelos' licensed or owned intellectual property, Seelos may in the future be subject to claims that former employees, collaborators or other third parties have an interest in Seelos' licensed patents or other licensed or owned intellectual property as an inventor or co-inventor. For example, Seelos may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing Seelos' product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship. If Seelos fails in defending any such claims, in addition to paying monetary damages, Seelos may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on Seelos' business, financial condition and results of operations. Even if Seelos is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

If Seelos does not obtain additional protection under the Hatch-Waxman Amendments and similar foreign legislation extending the terms of Seelos' licensed patents and any future patents Seelos may own, Seelos' business, financial condition and results of operations may be materially and adversely affected.

Depending upon the timing, duration and specifics of FDA regulatory approval for Seelos' product candidates, one or more of its licensed U.S. patents or future U.S. patents that Seelos may license or own may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during drug development and the FDA regulatory review process. This period is generally one-half the time between the effective date of an investigational new drug application ("IND") (falling after issuance of the patent), and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application. Patent term restorations, however, cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval by the FDA.

The application for patent term extension is subject to approval by the USPTO, in conjunction with the FDA. It takes at least six months to obtain approval of the application for patent term extension. Seelos may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than Seelos requests. If Seelos is unable to obtain patent term extension or restoration or the term of any such extension is less than Seelos requests, the period during which Seelos will have the right to exclusively market its product will be shortened and Seelos' competitors may obtain earlier approval of competing products, and Seelos' ability to generate revenues could be materially adversely affected.

The market price of Seelos' common stock is expected to be volatile.

The trading price of Seelos' common stock is likely to be volatile. Seelos' stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

  results from, and any delays in, planned clinical trials for Seelos' product candidates, or any other future product candidates, and the results of trials of competitors or those of other companies in Seelos' market sector;

  any delay in filing an NDA for any of Seelos' product candidates and any adverse development or perceived adverse development with respect to the FDA's review of that NDA;

  significant lawsuits, including patent or stockholder litigation;

  inability to obtain additional funding;

  failure to successfully develop and commercialize Seelos' nization's product candidates;

  changes in laws or regulations applicable to Seelos' product candidates;

  inability to obtain adequate product supply for Seelos' product candidates, or the inability to do so at acceptable prices;

  unanticipated serious safety concerns related to any of Seelos' product candidates;

  adverse regulatory decisions;

  introduction of new products or technologies by Seelos' competitors;

  failure to meet or exceed drug development or financial projections Seelos provides to the public;

  failure to meet or exceed the estimates and projections of the investment community;

  the perception of the biopharmaceutical industry by the public, legislatures, regulators and the investment community;

  announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by Seelos or Seelos' competitors;

  disputes or other developments relating to proprietary rights, including patents, litigation matters and Seelos' ability to obtain patent protection for Seelos' licensed and owned technologies;

  additions or departures of key scientific or management personnel;

  changes in the market valuations of similar companies;

  general economic and market conditions and overall fluctuations in the U.S. equity market;

  sales of Seelos' common stock by Seelos or its stockholders in the future; and

  trading volume of Seelos' common stock.

In addition, the stock market, in general, and small biopharmaceutical companies, in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of Seelos' common stock, regardless of Seelos' actual operating performance. Further, a decline in the financial markets and related factors beyond Seelos' control may cause Seelos' stock price to decline rapidly and unexpectedly.

An active trading market for Seelos' common stock may not be sustained, and you may not be able to resell your common stock at a desired market price.

If no active trading market for Seelos' common stock is sustained, you may be unable to sell your shares when you wish to sell them or at a price that you consider attractive or satisfactory. The lack of an active market may also adversely affect Seelos' ability to raise capital by selling securities in the future, or impair Seelos' ability to acquire or in-license other product candidates, businesses or technologies using Seelos' shares as consideration.

Seelos' management owns a significant percentage of Seelos' stock and will be able to exert significant control over matters subject to stockholder approval.

Dr. Mehra, Seelos' sole executive officer and a director, owns approximately 49.5% of Seelos' common stock. Therefore, Dr. Mehra will have the ability to influence Seelos through this ownership position.

This significant concentration of stock ownership may adversely affect the trading price for Seelos' common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. As a result, Dr. Mehra could significantly influence all matters requiring approval by Seelos' stockholders, including the election of directors and the approval of mergers or other business combination transactions. Dr. Mehra may be able to determine all matters requiring stockholder approval. The interests of these stockholders may not always coincide with Seelos' interests or the interests of other stockholders. This may also prevent or discourage unsolicited acquisition proposals or offers for Seelos' common stock that you may feel are in your best interests as one of Seelos' stockholders and he may act in a manner that advances his best interests and not necessarily those of other stockholders, including seeking a premium value for his common stock, and might affect the prevailing market price for Seelos' common stock.

Seelos' internal control over financial reporting may not meet the standards required by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, could have a material adverse effect on Seelos' business and share price.

Commencing with Seelos' Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Seelos' management will be required to report on the effectiveness of Seelos' internal control over financial reporting. The rules governing the standards that must be met for Seelos' management to assess Seelos' internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, Seelos may identify deficiencies or material weaknesses that Seelos may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, Seelos may encounter problems or delays in completing the implementation of any requested improvements and receiving a favorable attestation in connection with the attestation provided by Seelos' independent registered public accounting firm. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on Seelos' business, financial condition and results of operations and could limit Seelos' ability to report Seelos' financial results accurately and in a timely manner.

Seelos will incur significant increased costs as a result of operating as a public company, Seelos' management has limited experience managing a public company, and Seelos' management will be required to devote substantial time to new compliance initiatives.

Seelos will incur significant legal, accounting and other expenses that Seelos did not incur as a private company. In addition, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") as well as rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact (in ways Seelos cannot currently anticipate) the manner in which Seelos operates Seelos' business. Seelos' management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase Seelos' legal and financial compliance costs and will make some activities more time-consuming and costly. For example, Seelos expects these rules and regulations to make it more difficult and more expensive for Seelos to obtain director and officer liability insurance and Seelos may be required to incur substantial costs to maintain Seelos' current levels of such insurance coverage.

As a publicly traded company, Seelos will incur legal, accounting and other expenses associated with the SEC reporting requirements applicable to a company whose securities are registered under the Exchange Act, as well as corporate governance requirements, including those under the Sarbanes-Oxley Act, the Dodd-Frank Act and other rules implemented by the SEC and Nasdaq. The expenses incurred by public companies generally to meet SEC reporting, finance and accounting and corporate governance requirements have been increasing in recent years as a result of changes in rules and regulations and the adoption of new rules and regulations applicable to public companies.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about Seelos' business, Seelos' stock price and trading volume could decline.

The trading market for Seelos' common stock depends, in part, on the research and reports that securities or industry analysts publish about Seelos or its business. If one or more of the analysts who cover Seelos downgrade Seelos' stock or publish inaccurate or unfavorable research about Seelos' business, Seelos' stock price would likely decline. In addition, if Seelos' operating results fail to meet the forecast of analysts, Seelos' stock price would likely decline. If one or more of these analysts cease coverage of Seelos or fail to publish reports on Seelos regularly, demand for Seelos' common stock could decrease, which might cause Seelos' stock price and trading volume to decline.

Sales of a substantial number of shares of Seelos' common stock in the public market by Seelos' existing stockholders, future issuances of Seelos' common stock or rights to purchase Seelos' common stock, could cause Seelos' stock price to fall.

Sales of a substantial number of shares of Seelos' common stock by Seelos' existing stockholders in the public market, or the perception that these sales might occur, could depress the market price of Seelos' common stock and could impair Seelos' ability to raise capital through the sale of additional equity securities. Seelos is unable to predict the effect that such sales may have on the prevailing market price of Seelos' common stock.

The Warrants contain price-based adjustment provisions which, if triggered, may cause substantial additional dilution to Seelos' stockholders.

The Warrants contain price-based adjustment provisions, pursuant to which the number of shares of Seelos' common stock that are issuable upon exercise of the Warrants may be adjusted upward based upon the volume weighted average trading price of Seelos' common stock and in the event of certain dilutive issuances by Seelos. Even if Seelos' stock increases in value, the number of shares of Seelos' common stock issuable upon exercise of the Warrants may still increase. The circumstances under which the number of shares of Seelos' common stock issuable upon exercise of the Warrants may be adjusted upward are set forth in the Warrants.

If the Warrants are exercised, additional shares of Seelos' common stock will be issued, which will result in dilution to our then-existing stockholders and increase the number of shares eligible for resale in the public market. Assuming (i) a total of 6,221,984 shares of Seelos' common stock issued and outstanding, and (ii) ignoring restrictions in the SPA preventing exercises of Warrants if the exercising investor would beneficially own in excess of 4.99% or 9.99% of the outstanding common stock of Seelos (including the shares of common stock issuable upon such exercise), following the issuance of the maximum number of shares issuable upon exercise of the Warrants, the investors would hold an aggregate of approximately 80.2% of Seelos' total outstanding common stock following such issuance. Sales of substantial numbers of such shares in the public market could depress the market price of Seelos' common stock. If the adjustment provisions in the Warrants are triggered, a substantial number of additional shares of Seelos' common stock may become issuable upon exercise of the Warrants, potentially increasing the impact of any subsequent exercise of the Warrants and resale of the shares issuable pursuant thereto.

Anti-takeover provisions in Seelos' charter documents and under Nevada law could make an acquisition of Seelos more difficult and may prevent attempts by Seelos' stockholders to replace or remove Seelos' management.

Provisions in Seelos' articles of incorporation and bylaws may delay or prevent an acquisition or a change in management. These provisions include a classified board of directors and the ability of the board of directors to issue preferred stock without stockholder approval. Although Seelos believes these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with Seelos' board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by Seelos' stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

Certain provisions of Nevada corporate law deter hostile takeovers. Specifically, NRS 78.411 through 78.444 prohibit a publicly held Nevada corporation from engaging in a "combination" with an "interested stockholder" for a period of two years following the date the person first became an interested shareholder, unless (with certain exceptions) the "combination" or the transaction by which the person became an interested shareholder is approved in a prescribed manner. Generally, a "combination" includes a merger, asset or stock sale, or certain other transactions resulting in a financial benefit to the interested shareholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, beneficially owns or within two years prior to becoming an "interested shareholder" did own, 10% or more of a corporation's voting power. While these statutes permit a corporation to opt out of these protective provisions in its articles of incorporation, Seelos' articles of incorporation do not include any such opt-out provision.

Nevada's "acquisition of controlling interest" statutes, NRS 78.378 through 78.3793, contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These "control share" laws provide generally that any person that acquires a "controlling interest" in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares that it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become "control shares" to which the voting restrictions described above apply. While these statutes permit a corporation to opt out of these protective provisions in its articles of incorporation or bylaws, Seelos' articles of incorporation and bylaws do not include any such opt-out provision.

Further, NRS 78.139 provides that directors of a Nevada corporation may resist a change or potential change in control if the board of directors determines that the change is opposed to, or not in, the best interests of the corporation.

Seelos' pre-Merger net operating loss carryforwards and certain other tax attributes may be subject to limitations. The pre-merger net operating loss carryforwards and certain other tax attributes of Seelos may also be subject to limitations as a result of ownership changes resulting from the Merger.

In general, a corporation that undergoes an "ownership change" as defined in Section 382 of the United States Internal Revenue Code of 1986, as amended, is subject to limitations on its ability to utilize its pre-change net operating loss carryforwards to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders, generally stockholders beneficially owning five percent or more of a corporation's common stock, applying certain look-through and aggregation rules, increases by more than 50 percentage points over such stockholders' lowest percentage ownership during the testing period, generally three years. Seelos may have experienced ownership changes in the past and may experience ownership changes in the future. It is possible that Seelos' net operating loss carryforwards and certain other tax attributes may also be subject to limitation as a result of ownership changes in the past and/or the closing of the merger. Consequently, even if Seelos achieves profitability, it may not be able to utilize a material portion of Seelos' net operating loss carryforwards and certain other tax attributes, which could have a material adverse effect on cash flow and results of operations.

Seelos may never pay dividends on Seelos' common stock so any returns would be limited to the appreciation of Seelos' stock.

Seelos currently anticipates that Seelos will retain future earnings for the development, operation and expansion of Seelos' business and does not anticipate it will declare or pay any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), about the Company and its subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "will", "could", "should", "projects", "plans", "goal", "targets", "potential", "estimates", "pro forma", "seeks", "intends" or "anticipates" or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of the Company and its subsidiaries. We caution our stockholders and other readers not to place undue reliance on such statements.

You should read this prospectus and the documents incorporated by reference completely and with the understanding that our actual future results may be materially different from what we currently expect. Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in Part I - Item 1A, "Risk Factors", in our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on March 1, 2018, and elsewhere in the documents incorporated by reference into this prospectus.

You should assume that the information appearing in this prospectus, any accompanying prospectus supplement, any related free writing prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will receive no proceeds from the sale of the Securities by the Selling Stockholders. We may, however, receive cash proceeds equal to up to the total exercise price of the Warrants to the extent that the Warrants are exercised for cash. The exercise price of the Series A Warrants is $4.15 per Common Share and the exercise price of the Series B Warrants is $0.001 per Common Share. The exercise price and the number of Common Shares issuable upon exercise of the Warrants may be adjusted in certain circumstances, including stock splits, dividends or distributions, or other similar transactions. However, the Warrants contain a "cashless exercise" feature that allows the holders to exercise the Warrants without making a cash payment to us. In the case of the Series A Warrants, the "cashless exercise" feature is available only in the event that there is no registration statement registering the Warrant Shares for resale. There can be no assurance that any of these Warrants will be exercised by the Selling Stockholders at all or that the Warrants will be exercised for cash rather than pursuant to the "cashless exercise" feature. To the extent we receive proceeds from the cash exercise of the Warrants, we intend to use such proceeds to provide capital support or for general corporate purposes, which may include, without limitation, supporting asset growth and engaging in acquisitions or other business combinations. We do not have any specific plans for acquisitions or other business combinations at this time. Our management will retain broad discretion in the allocation of the net proceeds from the exercise of the Warrants for cash.

The Selling Stockholders will pay any underwriting discounts and commissions and any similar expenses they incur in disposing of the Securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the Securities covered by this prospectus. These may include, without limitation, all registration and filing fees, printing fees and fees and expenses of our counsel and accountants and the fees and disbursements of legal counsel for the Selling Stockholders in connection with the registration of the Warrant Shares covered by this prospectus, in an amount not to exceed $20,000.

SELLING STOCKHOLDERS

The shares of Common Shares being offered by the Selling Stockholders are those issuable to the Selling Stockholders, upon exercise of the warrants. For additional information regarding the issuances of those shares of common stock and the warrants, see "Summary - Private Placement of Common Shares and Warrants" above. We are registering the Common Shares in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of Common Shares and the Warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the Common Shares by each of the Selling Stockholders. The second column lists the number of Common Shares beneficially owned by each Selling Stockholder, based on its ownership of Common Shares and the Warrants, as of January 31, 2019, assuming exercise of the Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises.

The third column lists the Common Shares being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of the Registration Rights Agreement, this prospectus generally covers the resale of the maximum number of Warrant Shares, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the Warrants and until the earlier to occur of (I) the date the Selling Stockholder can sell all Warrant Shares pursuant to Rule 144 without restriction or limitation and without the requirement to be in compliance with Rule 144(c)(1) and (II) January 24, 2020, this registration statement registers 15,963,034 Common Shares, which is the maximum number of Common Shares issuable pursuant to the Series A Warrants and the Series B Warrants. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Warrants, a Selling Stockholder may not exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination common stock issuable upon exercise of the Warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The Selling Stockholders may sell all, some or none of their Warrant Shares in this offering. See "Plan of Distribution."

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
Hudson Bay Master Fund Ltd.	2,886,976 (1)	2,660,501	226,475
Altium Growth Fund, LP	2,224,055 (2)	1,995,379	228,676
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B	2,194,484 (3)	1,995,379	199,105
Empery Asset Master Ltd	1,022,589 (4)	917,447	105,142
Empery Tax Efficient, LP	162,529 (5)	145,819	16,710
Empery Tax Efficient II, LP	1,038,938 (6)	932,115	106,823
CVI Investments, Inc.	2,236,555 (7)	1,995,379	241,176
Ionic Ventures LLC	2,109,717 (8)	1,995,379	114,338
Sabby Volatility Warrant Master Fund, Ltd.	2,254,055 (9)	1,995,379	258,676
Ligand Pharmaceuticals Incorporated	1,482,707 (10)	1,330,257	152,450

(1) The number of shares consists of (i) 226,475 Common Shares held directly by the Selling Stockholder and (ii) 2,660,501 Common Shares issuable upon exercise of the Warrants, without giving effect to the blocker provision described above. Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(2) The number of shares consists of (i) 228,676 Common Shares held directly by the Selling Stockholder and (ii) 1,995,379 Common Shares issuable upon exercise of the Warrants, without giving effect to the blocker provision described above. Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these securities.

(3) The number of shares consists of (i) 199,105 Common Shares held directly by the Selling Stockholder and (ii) 1,995,379 Common Shares issuable upon exercise of the Warrants, without giving effect to the blocker provision described above. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 222 Broadway, 19th Fl, New York, NY 10038.

(4) The number of shares consists of (i) 105,142 Common Shares held directly by the Selling Stockholder and (ii) 917,447 Common Shares issuable upon exercise of the Warrants, without giving effect to the blocker provision described above. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(5) The number of shares consists of (i) 16,710 Common Shares held directly by the Selling Stockholder and (ii) 145,819 Common Shares issuable upon exercise of the Warrants, without giving effect to the blocker provision described above. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP ("ETE"), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(6) The number of shares consists of (i) 106,823 Common Shares held directly by the Selling Stockholder and (ii) 932,115 Common Shares issuable upon exercise of the Warrants, without giving effect to the blocker provision described above. Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP ("ETE II"), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(7) The number of shares consists of (i) 228,676 Common Shares held directly by the Selling Stockholder, (ii) 1,995,379 Common Shares issuable upon exercise of the Warrants, without giving effect to the blocker provision described above and (iii) 12,500 Common Shares issuable upon exercise of warrants. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc.is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the registration statement of Common Shares purchased by the Selling Stockholder in this offering.

(8) The number of shares consists of (i) 114,338 Common Shares held directly by the Selling Stockholder and (ii) 1,995,379 Common Shares issuable upon exercise of the Warrants, without giving effect to the blocker provision described above. These shares are held of record by Ionic Ventures, LLC ("Ionic Ventures"). Each of Keith R. Coulston and Brendan O'Neil are the managers of Ionic Ventures and, as a result, have shared voting and dispositive power over the shares held by Ionic Ventures. Each of Keith R. Coulston and Brendan O'Neil disclaim beneficial ownership over of the shares held by Ionic Ventures except to the extent of his proportionate pecuniary interest therein. The principal business address of Ionic Ventures, LLC is 5328 Yacht Haven Grande, Box # 15 / Suite C201, St. Thomas, VI 00802.

(9) The number of shares consists of (i) 228,676 Common Shares held directly by the Selling Stockholder (ii) 1,995,379 Common Shares issuable upon exercise of the Warrants, without giving effect to the blocker provision described above and (iii) 30,000 Common Shares issuable upon exercise of warrants, except to the extent such exercise is restricted by a blocker provision which restricts the exercise of such warrants if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of Common Shares would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act would beneficially own in excess of 4.99% of the outstanding Common Shares . This stockholder has indicated that Hal Mintz has voting and investment power over the shares held by it. This stockholder has indicated that Sabby Management, LLC serves as its investment manager, that Hal Mintz is the manager of Sabby Management, LLC and that each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over these shares except to the extent of any pecuniary interest therein.

(10) The number of shares consists of (i) 152,450 Common Shares held directly by the Selling Stockholder and (ii) 1,330,257 Common Shares issuable upon exercise of the Warrants, without giving effect to the blocker provision described above. The directors and executive officers of Ligand Pharmaceuticals Incorporated ("Ligand") may be deemed to beneficially own the shares held by Ligand as they control voting and investment decisions over Seelos' shares held by Ligand. Each of the directors and executive officers of Ligand disclaims beneficial ownership over the shares of common stock held by Ligand except to the extent of any respective pecuniary interest therein. Ligand's address is 3911 Sorrento Valley Blvd, #110, San Diego, CA 92121.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued and issuable upon exercise of the Warrants to permit the resale of these shares of common stock by the holders of the Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  in the over-the-counter market;

  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  through the writing of options, whether such options are listed on an options exchange or otherwise;

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  short sales;

  sales pursuant to Rule 144;

  broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

If the Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the Warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $137,807 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our Amended and Restated Articles of Incorporation, as amended, which have been publicly filed with the SEC. See "Where You Can Find More Information."

Our authorized capital stock consists of:

  120,000,000 shares of common stock, $0.001 par value; and

  10,000,000 shares of preferred stock, $0.001 par value.

Common Stock

As of January 31, 2019, there were 6,221,984 Common Shares outstanding. Holders of Common Shares are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Holders of Common Shares do not have any cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of Common Shares are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Common Shares do not carry any redemption rights or any preemptive or preferential rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock.

Dividend

We have never paid cash dividends on Common Shares. Moreover, we do not anticipate paying periodic cash dividends on Common Shares for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon its earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.

Preferred Stock

We currently have no outstanding shares of preferred stock. Under our Amended and Restated Articles of Incorporation, as amended, our board of directors has the authority, without further action by stockholders, to designate one or more series of preferred stock and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be preferential to or greater than the rights of the common stock. Of our authorized preferred stock, 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock, 800 shares have been designated as Series B 8% Cumulative Convertible Preferred Stock, and 600 shares have been designated as Series C 6% Cumulative Convertible Preferred Stock.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Shares. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of the common stock and the voting and other rights of the holders of Common Shares.

Our board of directors may specify the following characteristics of any preferred stock:

  the designation and stated value, if any, of the class or series of preferred stock;

  the number of shares of the class or series of preferred stock offered, the liquidation preference, if any, per share ;

  the dividend rate(s), period(s) or payment date(s) or method(s) of calculation, if any, applicable to the class or series of preferred stock;

  whether dividends, if any, are cumulative or non-cumulative and, if cumulative, the date from which dividends on the class or series of preferred stock will accumulate;

  the provisions for a sinking fund, if any, for the class or series of preferred stock;

  the provision for redemption, if applicable, of the class or series of preferred stock;

  the terms and conditions, if applicable, upon which the class or series of preferred stock will be convertible into common stock, including the conversion price or manner of calculation and conversion period;

  voting rights, if any, of the class or series of preferred stock;

  the relative ranking and preferences of the class or series of preferred stock as to dividend rights and rights, if any, upon the liquidation, dissolution or winding up of our affairs;

  any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights, if any, upon liquidation, dissolution or winding up of our affairs; and

  any other specific terms, preferences, rights, limitations or restrictions of the class or series of preferred stock.

Outstanding Warrants

As of January 31, 2019, in addition to the Warrants we are registering hereunder, warrants to purchase an aggregate of approximately 436,503 of our Common Shares with a weighted-average exercise price of approximately $20.62 per share were outstanding. We are registering the resale of the Common Shares issuable upon exercise of the Warrants pursuant to the registration statement of which this prospectus forms a part.

The Series A Warrants have an initial exercise price of $4.15, were immediately exercisable upon issuance and have a term of five years from the date of issuance. The Series A Warrants provide that, for the first three years following the issuance of the Series A Warrants, if we issue or sell, or are deemed to have issued or sold, any Common Shares for a price per share lower than the exercise price then in effect, subject to certain limited exceptions, then the exercise price of the Series A Warrants shall be reduced to such lower price per share. If we issue or sell, or are deemed to have issued or sold any Common Shares for a price per share lower than the exercise price then in effect after the first three years following the issuance of the Series A Warrants, subject to certain limited exceptions, then the exercise price of the Series A Warrants shall be reduced to an amount equal to the product of (i) the exercise price then in effect and (ii) the quotient determined by dividing (a) the sum of (x) the product derived by multiplying the exercise price then in effect and the number of Common Shares outstanding immediately prior to the new issuance plus (y) the consideration received by us for the new issuance, by (b) the product derived by multiplying (x) the exercise price then in effect by (y) the number of Common Shares outstanding immediately after the new issuance. In addition, the exercise price and the number of Common Shares issuable upon exercise of the Series A Warrants will also be subject to adjustment in connection with stock splits, dividends or distributions or other similar transactions.

Additionally, on each Reset Date following (i) each date on which a registration statement registering any Warrant Shares is declared effective or is available for use, (ii) if there is no registration statement registering all of the Warrant Shares, the Six Month Reset Date and (iii) in the event of a Public Information Failure at any time following the Six Month Reset Date, then the earlier to occur of (1) the date the Public Information Failure is cured and no longer prevents the holder from selling all of the Warrant Shares pursuant to Rule 144 without restriction or limitation, (2) the first date on which the holders can sell all the Warrant Shares without restriction or limitation pursuant to Rule 144 under the Securities Act and without the requirement to be in compliance with Rule 144(c)(1), and (3) January 24, 2020, the exercise price will be adjusted to be the lesser of (i) the exercise price then in effect and (ii) 125% of 80% of the average of the five lowest volume-weighted average trading prices of a Common Share as quoted on Nasdaq during the applicable Reset Period to date and the number of Common Shares issuable upon exercise of the Series A Warrants will be proportionally increased accordingly, provided that we shall in no event issue Common Shares pursuant to the exercise of the Warrants, in the aggregate, in excess of the Warrant Issuance Cap. In the event that we are unable to issue Common Shares pursuant to an exercise of Warrants due to the application of the Warrant Issuance Cap, we will pay to the exercising holder an amount in cash per share equal to the difference between the last closing trade price of Common Shares and the applicable exercise price, to the extent not previously paid to us.

Pursuant to the Series A Warrants, we will agree not to enter into, allow or be party to certain fundamental transactions, generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of Common Shares (a "Fundamental Transaction") until the Reservation Date. Thereafter, we will agree not to enter into or be party to a Fundamental Transaction unless the successor entity in such transaction assumes in writing all of our obligations under the Series A Warrants, upon which the Series A Warrants shall become exercisable for Common Shares, shares of the common stock of the successor entity or the consideration that would have been issuable to the holders had they exercised the Series A Warrants prior to such Fundamental Transaction, at the holders' election. Additionally, if the successor entity is a publicly traded corporation, the holders may elect to receive an equivalent security of the successor entity, in exchange for the Series A Warrants. Any security issuable or potentially issuable to the holder pursuant to the terms of the Series A Warrants on the consummation of a Fundamental Transaction must be registered and freely tradable by the holder without any restriction or limitation or the requirement to be subject to any holding period pursuant to any applicable securities laws.

Additionally, at the request of a holder delivered before the 90th day after the consummation of a Fundamental Transaction, we or the successor entity must purchase such holder's warrant for the value calculated using the Black-Scholes option pricing model as of the day immediately following the public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated.

The Series A Warrants also contain a "cashless exercise" feature that allows the holders to exercise the Series A Warrants without making a cash payment in the event that there is no effective registration statement registering the shares issuable upon exercise of the Series A Warrants. The Series A Warrants are subject to a blocker provision which restricts the exercise of the Series A Warrants if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of Common Shares would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act would beneficially own in excess of 4.99% or 9.99% of the outstanding Common Shares (including the Common Shares issuable upon such exercise), as such percentage ownership is determined in accordance with the terms of the Series A Warrants.

The Series B Warrants have an exercise price of $0.001, were immediately exercisable upon issuance and will expire on the day following the later to occur of (i) the Reservation Date, and (ii) the date on which the Series B Warrants have been exercised in full (without giving effect to any limitation on exercise contained therein) and no shares remain issuable thereunder. The Series B Warrants are initially exercisable for no Common Shares. On each Reset Date, the number of Common Shares issuable upon exercise of the Series B Warrants shall be increased to the number (if positive) obtained by subtracting (i) 1,829,406 from (ii) the quotient determined by dividing (a) the pro rata portion of the purchase price paid by such holder pursuant to the SPA by (b) 80% of the average of the five lowest volume-weighted average trading price of a Common Share as quoted on Nasdaq during the applicable Reset Period to date, provided that we shall in no event issue Common Shares pursuant to the exercise of the Warrants, in the aggregate, in excess of the Warrant Issuance Cap. In the event that we are unable to issue Common Shares pursuant to an exercise of Warrants due to the application of the Warrant Issuance Cap, we will pay to the exercising holder an amount in cash per share equal to the difference between the last closing trade price of Common Shares and the applicable exercise price, to the extent not previously paid to us.

Pursuant to the Series B Warrants, we will also agree not to enter into, allow or be party to a Fundamental Transaction until the Reservation Date. Thereafter, we agreed not to enter into or be party to a Fundamental Transaction unless the successor entity in such transaction assumes in writing all of our obligations under the Series B Warrants, upon which the Series B Warrants shall become exercisable for Common Shares, shares of the common stock of the successor entity or the consideration that would have been issuable to the holders had they exercised the Series B Warrants prior to such Fundamental Transaction, at the holders' election. Additionally, if the successor entity is a publicly traded corporation, the holders may elect to receive an equivalent security of the successor entity, in exchange for the Series B Warrants. Any security issuable or potentially issuable to the holder pursuant to the terms of the Series B Warrants on the consummation of a Fundamental Transaction must be registered and freely tradable by the holder without any restriction or limitation or the requirement to be subject to any holding period pursuant to any applicable securities laws.

The Series B Warrants also contain a "cashless exercise" feature that allows the holders to exercise the Series B Warrants without making a cash payment. The Series B Warrants re subject to a blocker provision which restricts the exercise of the Series B Warrants if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of Common Shares would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act would beneficially own in excess of 4.99% or 9.99% of the outstanding Common Shares (including the Common Shares issuable upon such exercise), as such percentage ownership is determined in accordance with the terms of the Series B Warrants.

In the event that the Company does not have sufficient authorized shares to deliver in satisfaction of an exercise of a Series B Warrant, then unless the holder elects to void such attempted exercise, the holder may require the Company to pay an amount equal to the product of (i) the number of shares that the Company is unable to deliver and (ii) the highest volume-weighted average price of a share of Company common stock as quoted on Nasdaq during the period beginning on the date of such attempted exercise and ending on the date that the Company makes the applicable payment.

In addition to the Warrants, outstanding warrants to purchase an aggregate of 211,905 Common Shares will become exercisable on March 24, 2019. All of our other outstanding warrants are currently exercisable, except to the extent that certain of them may be subject to a blocker provision, which restricts the exercise of a warrant if, as a result of such exercise, the warrant holder, together with its affiliates and any other person whose beneficial ownership of Common Shares would be aggregated with the warrant holder's for purposes of Section 13(d) of the Exchange Act, would beneficially own in excess of 4.99% or 9.99% of our then issued and outstanding Common Shares (including the Common Shares issuable upon such exercise), as such percentage ownership is determined in accordance with the terms of such warrant. All of our outstanding warrants contain provisions for the adjustment of the exercise price in the event of stock dividends, stock splits or similar transactions. In addition, certain of the warrants contain a "cashless exercise" feature that allows the holders thereof to exercise the warrants without a cash payment to us under certain circumstances.

Registration Rights

On October 16, 2018, we entered into the Registration Rights Agreement pursuant to which we agreed, among other things, that we will file with the SEC, by no later than February 1, 2019, a Registration Statement under the Securities Act that covers the resale of the Warrant Shares.

We are registering 15,963,034 Common Shares for resale pursuant to the registration statement of which this prospectus forms a part as required by the Registration Rights Agreement.

Anti-Takeover Effects of Nevada Law and Provisions of our Amended and Restated Articles of Incorporation, as amended, and Fourth Amended and Restated Bylaws, as amended

Certain provisions of Nevada law and our Amended and Restated Articles of Incorporation, as amended, and Fourth Amended and Restated Bylaws, as amended, could make the following more difficult:

  acquisition of us by means of a tender offer;

  acquisition of us by means of a proxy contest or otherwise; or

  removal of our incumbent officers and directors.

These provisions, summarized below, could have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids. These provisions may also encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Classified Board. Our Amended and Restated Articles of Incorporation, as amended, provide that our board of directors is to be divided into three classes, as nearly equal in number as possible, with directors in each class serving three-year terms. This provision may have the effect of delaying or discouraging an acquisition of us or a change in our management.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Fourth Amended and Restated Bylaws, as amended, establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.

Special Meetings of the Stockholders. Our Fourth Amended and Restated Bylaws, as amended, provide that special meetings of the stockholders may be called by our Chair of the Board or our President, or by our board of directors acting pursuant to a resolution adopted by the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships.

No Cumulative Voting. Our Amended and Restated Articles of Incorporation, as amended, and Fourth Amended and Restated Bylaws, as amended, do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock. The authorization of undesignated preferred stock in our Amended and Restated Articles of Incorporation, as amended, makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

In addition, the Nevada Revised Statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. Nevada's "acquisition of controlling interest" statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These "control share" laws provide generally that any person that acquires a "controlling interest" in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws will apply to us if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become "control shares" to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if our Amended and Restated Articles of Incorporation, as amended, or Fourth Amended and Restated Bylaws, as amended, are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Nevada's "combinations with interested stockholders" statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business "combinations" between certain Nevada corporations and any person deemed to be an "interested stockholder" of the corporation are prohibited for two years after such person first becomes an "interested stockholder" unless the corporation's board of directors approves the combination (or the transaction by which such person becomes an "interested stockholder") in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation's voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an "interested stockholder" is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then- outstanding shares of the corporation. The definition of the term "combination" is sufficiently broad to cover most significant transactions between a corporation and an "interested stockholder". These laws generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation's original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have not made such an election in our original articles of incorporation or in our Amended and Restated Articles of Incorporation, as amended, and we have not amended our Amended and Restated Articles of Incorporation to so elect.

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interest of, the corporation.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares is EQ Shareowner Services. The transfer agent and registrar's address is 1110 Centre Pointe Curve, Suite 101, Mendota heights, MN 55120.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol "SEEL".

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Name	Age	Position
Non-Employees Directors
Richard Pascoe(1)	55	Director
Robin L. Smith, M.D.(2) (3)	53	Director
Daniel J. O'Connor, J.D. (1) (3)	53	Director
Brian Lian, Ph.D. (1) (2)	53	Director
Executive Officers
Raj Mehra, Ph.D.	59	Chairman, Chief Executive Officer, President & Interim Chief Financial Officer

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Corporate Governance/Nominating Committee.

There are no family relationships between any of our directors or executive officers.

Board of Directors

Richard W. Pascoe has been a director since March 2013. He is the Chair of our Audit Committee. He previously served as our' Chief Executive Officer from March 2013 to January 2019, our Secretary from February 2015 to January 2019, and our Principal Financial Officer and Principal Accounting Officer from December 2016 to January 2019. He joined Seelos following the merger of Somaxon Pharmaceuticals, Inc. with Pernix Therapeutics Holdings, Inc. Mr. Pascoe was the Chief Executive Officer of Somaxon from August 2008 until joining Seelos and was responsible for the FDA approval of Somaxon's lead drug Silenor®. Prior to Somaxon, Mr. Pascoe was with ARIAD Pharmaceuticals, Inc., a specialty pharmaceutical company where he was most recently Senior Vice President and Chief Operating Officer. Prior to joining ARIAD in 2005, Mr. Pascoe held a series of senior management roles at King Pharmaceuticals, Inc. (acquired by Pfizer Inc.), including Senior Vice President positions in both marketing and sales, as well as Vice President positions in both international sales and marketing and hospital sales. Prior to King, Mr. Pascoe was in the commercial groups at Medco Research, Inc. (acquired by King), COR Therapeutics, Inc. (acquired by Millennium Pharmaceuticals Inc., the Takeda Oncology Company), B. Braun Interventional and The BOC Group. Mr. Pascoe is a member of the board of directors of KemPharm, Inc., as well as a member of the company's audit and compensation committees and its lead independent director. He serves as a member of the board of directors of the Johnny Mac Soldiers Fund, a charity for military veterans. Mr. Pascoe is also a member of the board of directors of BIOCOM, as well as its Vice-President of Industry. Mr. Pascoe served as a Commissioned Officer with the U.S. Army 24th Infantry Division and continues to serve as a Civilian Aid to the Secretary of the Army. He is a graduate of the United States Military Academy at West Point where he received a B.S. degree in Leadership.

Dr. Robin L. Smith has been a director since January 2019. She is the Chair of our Corporate Governance/Nominating Committee and a member of our Compensation Committee. Dr. Smith is a global thought leader in the regenerative medicine industry, one of the fastest growing segments of modern-day medicine. She received her M.D. from Yale University and an M.B.A. from the Wharton School of Business. She served as CEO of Caladrius Biosciences, Inc. (formerly NeoStem Inc.) (Nasdaq: CLBS), from 2006 to 2015. In 2007, Dr. Smith founded The Stem for Life Foundation (SFLF), a nonpartisan, 501(c)(3) educational organization devoted to fostering global awareness of the potential for regenerative medicine to treat and cure a range of deadly diseases and debilitating medical conditions, as opposed to merely treating their symptoms, and has served as Chairman of the Board and President of the Stem for Life Foundation since its inception and now the expanded Cura Foundation. Dr. Smith was appointed as Clinical Associate Professor, Department of Medicine at the Rutgers, New Jersey Medical School in 2017. In addition, Dr. Smith has extensive experience serving in executive and board level capacities for various medical enterprises and healthcare-based entities. She has served on the Board of Directors of Rockwell Medical (Nasdaq: RMTI) since June 2016 and ProLung Inc. since February 2017, and has been Chairman of the Board of Mynd Analytics (Nasdaq: MYND) since August 2015. She has also served on the advisory board of Hooper Holmes Inc. (OTCQX: HPHW) since March 2017 and has been co-chairman of the Life Sci advisory board on gender diversity since April 2016. She has been Vice President and a member of the Board of Directors of the Science and Faith STOQ Foundation in Rome since 2015 and has served on Sanford Health's International Board since 2016 and the Board of Overseers at the NYU Langone Medical Center in New York since 2014. She served on the Board of Trustees of the NYU Langone Medical Center from 2006 to 2014, was Chairman of the Board of Directors for the New York University Hospital for Joint Diseases from 2004 to 2010 and was on the board of directors of Signal Genetics, Inc. (Nasdaq: SGNL) from July 2014 to February 2016 and BioXcel Corporation from August 2015 to June 2017.

Daniel J. O'Connor, J.D. has been a director since January 2019. He is a member of our Audit Committee and our Corporate Governance/Nominating Committee. He is currently Chief Executive Officer and a director of OncoSec Medical Incorporated. Prior to that, Mr. O'Connor served as President, Chief Executive Officer, Director and in other senior roles at Advaxis, Inc., a cancer immunotherapy company, from January 2013 until his resignation in July 2017. Prior to that, Mr. O'Connor was Senior Vice President and General Counsel for BRACCO Diagnostics Inc., a diagnostic imaging company, from 2008 until 2012; Senior Vice President, General Counsel and Secretary for ImClone Systems Incorporated, a biopharmaceutical company, from 2002 until 2008; and General Counsel at PharmaNet (now inVentiv Health Clinical), a clinical research company, from 1998 until 2001. Mr. O'Connor is a 1995 graduate of the Pennsylvania State University's Dickinson School of Law in Carlisle, Pennsylvania and currently serves as an Entrepreneur Trusted Advisor to its Dean. He graduated from the United States Marines Corps Officer Candidate School in 1988 and was commissioned as an officer in the U.S. Marines, attaining the rank of Captain while serving in Saudi Arabia during Operation Desert Shield. Mr. O'Connor is currently the Vice Chairman of the Board of the Trustees of BioNJ. In October 2017, Mr. O'Connor was appointed to the New Jersey Biotechnology Task Force by its Governor, and he was formerly a New Jersey criminal prosecutor.

Brian Lian, Ph.D. has been a director since January 2019. He is the Chair of our Compensation Committee and a member of our Audit Committee. He is currently President and Chief Executive Officer and a Director of Viking Therapeutics, Inc. (Nasdaq: VKTX), a biopharmaceutical company. Dr. Lian has over 15 years of experience in the biotechnology and financial services industries. Prior to joining Viking, he was a Managing Director and Senior Research Analyst at SunTrust Robinson Humphrey, an investment bank, from 2012 to 2013. At SunTrust Robinson Humphrey, he was responsible for coverage of small and mid-cap biotechnology companies with an emphasis on companies in the diabetes, oncology, infectious disease and neurology spaces. Prior to SunTrust Robinson Humphrey, he was Managing Director and Senior Research Analyst at Global Hunter Securities, an investment bank, from 2011 to 2012. Prior to Global Hunter Securities, he was Senior Healthcare Analyst at The Agave Group, LLC, a registered investment advisor, from 2008 to 2011. Prior to The Agave Group, he was an Executive Director and Senior Biotechnology Analyst at CIBC World Markets, an investment bank, from 2006 to 2008. Prior to CIBC, he was a research scientist in small molecule drug discovery at Amgen, a biotechnology company. Prior to Amgen, he was a research scientist at Microcide Pharmaceuticals, a biotechnology company. Dr. Lian holds an MBA in accounting and finance from Indiana University, an MS and Ph.D. in organic chemistry from The University of Michigan, and a BA in chemistry from Whitman College.

Executive Officers

Dr. Raj Mehra has been our President, Chief Executive Officer, Interim Chief Financial Officer and Chairman of the Board of Directors since January 2019. Prior to founding Seelos, Dr. Mehra spent nine years at Auriga USA, LLC as a Managing Director focused on private and public equity investments in global healthcare companies. Prior to Auriga, Dr. Mehra was the sector head for healthcare equity investments at Bennett Lawrence Management, LLC in New York. He also founded and managed a long-short equity hedge fund at Weiss, Peck & Greer LLC. Dr. Mehra started his career as an investment professional at Cowen Asset Management, LLC. Dr. Mehra holds M.S., M.Phil., Ph.D., JD and MBA degrees from Columbia University in New York. He is also a graduate of Indian Institute of Technology, Kanpur, where he was ranked first in his class.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who beneficially own greater than 10% of a registered class of its equity securities to file certain reports with the SEC with respect to ownership and changes in ownership of the Common Stock and our other equity securities.

To the Company's knowledge, based solely on our review of the copies of such reports filed with the SEC, our officers, directors and greater than 10% stockholders timely complied with these Section 16(a) filing requirements during the fiscal year ended December 31, 2018.

Code of Ethics

We have adopted a Code of Ethics, as amended, that applies to our Chief Executive Officer and to all of our other officers, directors and employees. The Code of Ethics is available in the Corporate Governance section of the Investors page on our website at www.seelostx.com. We will disclose future amendments to, or waivers from, certain provisions of our code of ethics, if any, on the above website within four business days following the date of such amendment or waiver.

Audit Committee

Our audit committee currently consists of Richard W. Pascoe (Chair), Brian Lian, Ph.D. and Daniel J. O'Connor, J.D. All are non- employee directors and are considered independent under the applicable independence standard promulgated by Nasdaq and the SEC. Our Board of Directors has currently designated Mr. Pascoe as an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K. We believe that the audit committee members are capable of analyzing and evaluating our financial statements and understanding internal controls over financial reporting.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid by us during the years ended December 31, 2018 and 2017 to (1) our principal executive officer during fiscal year 2018 and (2) the other two most highly paid executive officers who were serving as executive officers as of December 31, 2018 (collectively our "Named Executive Officers"):

Name and Position	Year	Salary	Bonus (4)		Stock Awards (5)	Option Awards (6)	Non-Equity Incentive Plan Compensation (7)	All Other Compensation	Total
Richard W. Pascoe, Former Chief Executive Officer, Secretary and Director (1)	2018	$487,396		$-	$-	$516,950	$-	$13,728	$1,018,074
	2017	$487,396		$97,479	$64,000	$-	$176,681	$13,036	$838,592
Brian T. Dorsey, Former Senior Vice President, Chief Development Officer (2)	2018	$319,300	$		$-	$126,600	$-	$13,115	$459,015
	2017	$319,300		$63,860	$48,000	$-	$92,597	$12,788	$536,545
Neil Morton, Former Senior Vice President, Chief Business Officer (3)	2018	$275,000		$-	$-	$126,600	$-	$12,636	$414,236
	2017	$275,000		$55,000	$48,000	$-	$79,750	$12,006	$469,756
(1)

Mr. Pascoe's employment was terminated on January 24, 2019. Mr. Pascoe's all other compensation in 2018 includes $11,000 for the Company's matching and profit sharing contribution to the 401(k) plan and $2,727.84 in life insurance premiums.

(2)

Mr. Dorsey's employment was terminated on August 30, 2018. Mr. Dorsey's all other compensation in 2018 includes $10,635 for the Company's matching and profit sharing contribution to the 401(k) plan and $2,480.16 in life insurance premiums.

(3)

Mr. Morton's employment was terminated on January 24, 2019. Mr. Morton's all other compensation in 2018 includes $11,000 for the Company's matching and profit sharing contribution to the 401(k) plan and $1,636.08 in life insurance premiums.

(4)

Represents the dollar amount of the special one-time bonus approved and ratified by the Compensation Committee on June 1, 2017, which was intended to recognize the efforts of such executives related to the sale of our ex-U.S. Vitaros business.

(5)

Represents the grant date fair value of the stock awards granted in the applicable fiscal year, computed in accordance with FASB ASC Topic 718. For stock options granted to employees and directors, the Company recognizes compensation expense based on the grant-date fair value over the requisite service period of the awards, which is the vesting period. The Company estimates the fair value of each option award on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate: 2.27% - 2.29% volatility: 98.09% - 105.01% dividend yield: -% and expected term (in years): 5.00 - 6.08.

With respect to the performance-based RSUs granted to Mr. Pascoe, Mr. Dorsey and Mr. Morton in January 2017 and June 2017, the amounts in these columns include the grant-date fair value of such stock awards based upon the probable outcome of such conditions, all of which were not deemed probable of achievement. The full grant date fair value of these stock awards, assuming full achievement of the performance conditions to which such stock awards are subject, is as follows: Mr. Pascoe, $218,000; Mr. Dorsey, $163,500; and Mr. Morton, $163,500. A portion of the stock awards shown in the 2017 column of the table above relates to performance RSUs that were granted in June 2017 and vested upon resubmission of our Vitaros New Drug Application in August 2017.

(6)

Represents the grant date fair value of the stock option awards granted in 2018, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These figures do not reflect the amortized compensation expense or value received by the officer in the year indicated or that may be received by the officer with respect to such equity awards.

(7)

Represents the bonuses paid to the Named Executive Officers in cash in 2018 for 2017 performance pursuant to Apricus' annual incentive program. There were no bonuses paid to Named Executive Officers in 2019 for 2018 performance pursuant to Apricus' annual incentive program.

Narrative Disclosure to Summary Compensation Table

Base Salary

In general, base salaries for our Named Executive Officers are approved by the Compensation Committee and are initially established through arm's length negotiation at the time the executive is hired, taking into account such executive's qualifications, experience, prior salary and market pay levels. Base salaries of our Named Executive Officers are approved and reviewed annually by our Compensation Committee and adjustments to base salaries are based on the scope of an executive's responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account an executive officer's current salary, equity ownership, and the amounts paid to an executive officer's peers inside our company by conducting an internal analysis, which compares the pay of an executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the Compensation Committee believes that other elements of the Named Executive Officer's compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is both cost- effective, competitive and contingent on the achievement of performance objectives.

Our Named Executive Officers did not receive base salary increases in 2019, 2018 or 2017.

Annual Cash Incentive

The Company also generally provides executive officers with annual performance-based cash bonuses, which are specifically designed to reward executives for overall Company performance in a given year. Corporate goals are established by the Compensation Committee with input from senior management and approved by the full Board. For 2018, the Compensation Committee considered compensation criteria but declined to formally establish corporate goals and no annual cash bonus amounts were paid to our Named Executive Officers for 2018 in light of the completion of the Merger

Equity Compensation

The Compensation Committee considers equity incentives to be important in aligning the interests of our executive officers with those of our stockholders. As part of our pay-for-performance philosophy, the Company's compensation program tends to emphasize the long-term equity award component of total compensation packages paid to our executive officers.

Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our Named Executive Officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our Named Executive Officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. For 2018, while our Compensation Committee reviewed competitive market data prepared by Radford in connection with its grant of long-term equity incentive awards to the Named Executive Officers, such awards were not determined by reference to any specific target level of compensation or benchmarking. Based upon these factors, the Compensation Committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

To reward and retain our Named Executive Officers in a manner that best aligns employees' interests with stockholders' interests, we use stock options and restricted stock unit awards as the primary incentive vehicles for long-term compensation. We believe that stock options and restricted stock unit awards are effective tools for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option's exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time.

We use stock options and restricted stock unit awards to compensate our Named Executive Officers both in the form of initial grants in connection with the commencement of employment and annual refresher grants. Annual grants of equity awards are typically approved by the Compensation Committee during the first quarter of each year. While we intend that the majority of equity awards to our employees be made pursuant to initial grants or our annual grant program, the Compensation Committee retains discretion to grant equity awards to employees at other times, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the Compensation Committee.

The exercise price of each stock option grant is the fair market value of our Common Stock on the grant date. Time-based stock option awards granted to our Named Executive Officers generally vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the vesting commencement date and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. From time to time, our Compensation Committee may, however, determine that a different vesting schedule is appropriate. We do not have any stock ownership requirements for our Named Executive Officers.

2018 Awards Granted - Time-Based Stock Options

In January 2018, the Board, based upon a recommendation by the Compensation Committee, awarded annual stock options to our Named Executive Officers based on its review of the foregoing factors and comparable company information. These awards are described in detail in the "Outstanding Equity Awards as of December 31, 2018" table below. The stock options are subject to our standard time-based four-year vesting schedule described above.

The Board's determination regarding each Named Executive Officer's annual award amount was not based on any quantifiable factors, but instead was based on the Compensation Committee's subjective analysis of the award levels the Compensation Committee deemed appropriate for each executive in light of various factors, including the fact that each executive's base salary remained below the 50th percentile for the Company's peer group for 2015. The final award levels, however, were entirely based on the Compensation Committee's subjective analysis of these general factors and internal pay equity considerations.

Employee Benefit Program

Executive officers, including the Named Executive Officers, are eligible to participate in all of our employee benefit plans, including medical, dental, vision, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Our retirement savings plan (401(k) Plan) is a tax-qualified retirement savings plan, pursuant to which eligible employees can begin to participate immediately upon employment. The 401(k) Plan elective deferrals and employer contributions are subject to compensation limitations and annual maximum contribution limits as governed by Internal Revenue Service. Employees are eligible to defer up to 100% of compensation and the Company makes safe harbor matching contributions of 100% match of first 3% of compensation contributed, then 50% match of next 2% of compensation contributed.

Outstanding Equity Awards as of December 31, 2018

The following table shows information regarding our outstanding equity awards as of December 31, 2018 for the Named Executive Officers:

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Non- Exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)

Richard W. Pascoe	-	8,166	-		$63.30	1/3/2028	-	-	3,916	$22,562
	3,000	-	-		$753.00	3/18/2023
	979	20	-		$429.00	1/29/2025
	1,146	520	-		$333.00	3/15/2026
Brian T. Dorsey (2)	2,000	-	-		$63.30	1/3/2028	-	-	-	-
	1,000	-	-		$339.00	12/1/2024
	666	-	-		$333.00	3/15/2026
Neil Morton	-	2,000	-		$63.30	1/3/2028	-	-	2,666	$15,358
	400	-	-		$696.00	3/20/2024
	266	-	-	(3)	$696.00	3/20/2024
	195	4			$429.00	1/29/2025
	194	88			$333.00	3/15/2026
	366	183			$171.00	4/1/2026
(1)

Except as otherwise noted, all stock options have a term of ten years from the date of grant and vest over four years, with 25% of the shares subject to the options vesting on the first anniversary of the date of grant and the remainder vesting in 36 monthly tranches thereafter. For a description of the accelerated vesting provisions applicable to the stock options granted to the Named Executive Officer, see "Payments Upon Termination or Change in Control" below. The vesting of all of Mr. Dorsey's options accelerated upon his termination of employment on August 30, 2018, pursuant to the terms of his release agreement.

(2)	The vesting of all of Mr. Dorsey's restricted stock units accelerated upon his termination of employment on August 30, 2018, pursuant to the terms of his release agreement.
(3)

Represents performance-based stock options that vested based on the Company's initiation of one or more Phase II or later clinical trials of assets approved by the Board (each, a "Qualifying Trial") on or before December 31, 2015, as follows: (1) 25% of the underlying shares vested upon the First Vesting Date (e.g., the enrollment of the first patient in the first Qualifying Trial), which occurred as a result of the randomization and first dosing of the first RayVa Phase 2a patient in December 2014; 1/96th of the total number of shares subject to the option vested monthly thereafter over a 24-month period so that the option was vested and exercisable with respect to 50% of the total number of shares of stock underlying the option on the second anniversary of the First Vesting Date, and (2) 25% of the underlying shares vested upon the Second Vesting Date (e.g., the enrollment of the first patient in the second Qualifying Trial), which occurred as a result of the randomization and first dosing of the first fispemifene patient in May 2015; 1/96th of the total number of shares subject to the option vested monthly thereafter over a 24-month period so that the option was vested and exercisable with respect to 100% of the total number of shares of stock underlying the option on the second anniversary of the Second Vesting Date.

(4)

Includes performance-based restricted stock units granted in April 2016 (with respect to Mr. Pascoe) and May 2016 (with respect to Messrs. Dorsey and Morton) that will vest upon our receipt of marketing approval of Vitaros in the United States by the FDA on or before December 31, 2018, subject to the executive's continuous employment or service with us through the vesting date, as follows: Mr. Pascoe, 17,500 restricted stock units; Mr. Dorsey, 12,500 restricted stock units; and Mr. Morton, 5,000 restricted stock units.

Also includes performance-based restricted stock units granted in January 2017 and June 2017 that will also vest upon our receipt of marketing approval of Vitaros in the United States by the FDA, subject to the executive's continuous employment or service with us through the vesting date, as follows: Mr. Pascoe, 100,000 restricted stock units; Mr. Dorsey, 75,000 restricted stock units; and Mr. Morton, 75,000 restricted stock units.

In addition, all of these restricted stock units will vest in the event of a "covered transaction" (as defined in the 2012 Plan). The vesting of all of Mr. Dorsey's restricted stock units accelerated upon his termination of employment on August 30, 2018, pursuant to the terms of his release agreement.

(5)	Computed by multiplying the number of shares underlying each RSU by $0.19202, the closing market price of the Company's Common stock on December 31, 2018, the last trading day of 2018.

Payments Upon Termination or Change In Control

We have entered into employment agreements with each of the Named Executive Officers. These agreements set forth the individual's base salary, annual incentive opportunities, equity compensation and other employee benefits, which are described in this Executive Compensation section. All employment agreements provide for "at-will" employment, meaning that either party can terminate the employment relationship at any time, although our agreements with our Named Executive Officers provide that they would be eligible for severance benefits in certain circumstances following a termination of employment without cause. Our Compensation Committee approved the severance benefits to mitigate certain risks associated with working in a biopharmaceutical company at our current stage of development and to help attract and retain qualified executives.

Richard W. Pascoe

On March 18, 2013, we entered into an employment agreement with Richard W. Pascoe when he became the Chief Executive Officer of the Company (the "Initial Employment Agreement"). Subsequently, on December 20, 2016, we entered into an amended and restated employment agreement with Mr. Pascoe (the "2016 Employment Agreement"), which superseded and replaced the initial employment agreement.

The 2016 Employment Agreement provided that if Mr. Pascoe's employment ends due to an involuntary termination, as such term is defined in the 2016 Employment Agreement, he would receive, in a lump sum payment, 12 months of his annual base salary in effect on the date of termination, any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that the criteria for the bonus had been met, plus his target bonus for the year in which the date of his involuntary termination occurred, full acceleration and vesting of his unvested equity awards, and reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination (as provided under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or other applicable law) until the earliest of 12 months following the termination, the date Mr. Pascoe becomes eligible for coverage under health and/or dental plans of another employer or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law.

The 2016 Employment Agreement also provided that if Mr. Pascoe's employment was terminated in connection with his death or a permanent disability, Mr. Pascoe or his estate would have been entitled to a pro rata bonus for the calendar year in which such termination occurred, equal to the bonus he would have received, to the extent all criteria for such a bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid), for the calendar year of termination multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is 365. Such pro-rata bonus would have been paid at the same time as the bonus would have been paid had Mr. Pascoe remained employed by the Company through the date of payment, but in any event, not later than March 15 of the calendar year following the calendar year for which the bonus was payable. Mr. Pascoe was also entitled to receive any unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus had been met (with the exception of the requirement that he be employed on the date the bonus was to be paid). Such bonus would have been paid at the same time as the bonus would have been paid had he remained employed by the Company through the date of payment. Additionally, all of his outstanding but unvested equity awards would have vested immediately and the expiration date for all such equity awards would have been extended so that they expire one year after termination due to death or permanent disability.

Under the 2016 Employment Agreement, in the event that Mr. Pascoe suffered an involuntary termination within the 12-month period following the effective date of a change of control, then in addition to all salary and bonuses accrued as of the date of his termination he would also have been entitled to severance benefits. These include (i) the Company would have paid to Mr. Pascoe in one lump sum an amount equal to the greater of (A) 18 months of the salary that he was receiving immediately prior to the termination or (B) 18 months of the salary that he was receiving immediately prior to the change of control; (ii) the Company shall pay to Mr. Pascoe in one lump sum (A) any unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus had been met (with the exception of the requirement that he be employed on the date the bonus was to be paid), plus (B) 100% of his target bonus for the year in which the date of his involuntary termination occurred; (iii) full acceleration of the vesting of all equity awards held by Mr. Pascoe at the time of the termination, including any options, restricted stock, RSUs or other awards, and (iv) reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination pursuant to the terms of COBRA or other applicable law for a period continuing until the earlier of 18 months following the termination or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law. In addition, Mr. Pascoe's outstanding performance-based stock options as well as the unvested portion of restricted stock units granted in March 2016, April 2016, January 2017, and June 2017 would have vested in the event of a "covered transaction" (as defined in the 2012 Plan).

If he was terminated for cause at any time or resigned under circumstances that did not constitute an involuntary termination, then Mr. Pascoe would not have been entitled to receive payment of any severance benefit or any continuation or acceleration of stock option vesting. He would have received payment for all salary accrued as of the date of termination of employment.

In connection with the merger, the Apricus board of directors approved, and Apricus entered into, an amended and restated employment agreement with Mr. Pascoe dated August 30, 2018 (the "2018 Employment Agreement"). Under the 2018 Employment Agreement, Apricus and Mr. Pascoe agreed as follows:

•

Mr. Pascoe's employment will be involuntarily terminated by Apricus effective at the closing of the merger and Mr. Pascoe will be entitled to receive the severance payments described above for an involuntary termination within 12 months following a change of control as a result of such termination.

•

In the event the payment of the cash severance to Mr. Pascoe consisting of 18 months of his base salary and his target annual bonus (the "Base and Bonus Severance Obligation") in cash (and assuming that all other Apricus employees are terminated at the closing of the merger and become entitled to severance pursuant to their employment arrangements) would cause the "Apricus Net Cash" (as defined in the Merger Agreement) to be less than $0, then Mr. Pascoe's severance shall be paid as follows:

•

Such portion of the Base and Bonus Severance Obligation payable to Mr. Pascoe under his employment agreement as would cause the Apricus Net Cash to be less than $0 (but in no event more than 40% of the Base and Bonus Severance Obligation) (the "Equity-Settled Severance Portion") shall be paid as follows:

•

At the closing of the merger, Mr. Pascoe will be granted a restricted stock unit under the Restated Plan (as described in Proposal No. 5), or if the Restated Plan has not yet been approved, under the 2012 Plan, denominated with a dollar value equal to 120% of the Equity-Settled Severance Portion (the "Pascoe Closing RSU").

•

The Pascoe Closing RSU will vest in two equal installments on each of March 1, 2019 and March 1, 2020, subject to Mr. Pascoe's continued service to Apricus as director on the applicable vesting date, subject to accelerated vesting in the event of (1) a change of control of Apricus (following the closing of the merger), (2) the failure of the Apricus board of directors to nominate Mr. Pascoe for reelection to the Apricus board of directors or Mr. Pascoe's failure to be reelected to Apricus board of directors at any meeting of Apricus stockholders or any other involuntary termination of Mr. Pascoe's service as a member of the Apricus board of directors of Apricus, or (3) Mr. Pascoe's death or disability.

•

The Pascoe Closing RSU will provide for settlement within 10 days of vesting in either (1) shares of Apricus common stock with an aggregate value equal to the denominated dollar value vesting on the applicable vesting date (which value shall be converted into Apricus shares based on the average closing price of Apricus common stock over the 20 trading days preceding the settlement date) or (2) in the event any shares cannot be issued under the terms of the Restated Plan or the 2012 Plan, as applicable, for any reason, including as a result of there being insufficient shares available for issuance thereunder or the issuance of shares causing any individual award limit under the plan to be exceeded, in cash with respect to such shares. In addition, Apricus may elect to settle the Pascoe Closing RSU in cash, in its discretion. If the settlement of the Pascoe Closing RSU would not be possible as of the grant date as a result of there being insufficient shares available for issuance under the Restated Plan or the 2012 Plan, as applicable, or the issuance of such shares causing the award to exceed any individual award limits contained in the 2012 Plan, the Pascoe Closing RSU will still be granted but any share settlement shall be subject to the approval by the Apricus board of directors and/or the Apricus stockholders of an amendment to the Restated Plan or the 2012 Plan, as applicable, permitting such share settlement under the terms of such plan (and increasing or deleting the individual award limits).

•	The Pascoe Closing RSU will permit Mr. Pascoe to elect net settlement of such RSU for tax withholding purposes.
•	Mr. Pascoe shall be entitled to implement a 10b5-1 trading plan with respect to the payment of tax withholding upon settlement of the Pascoe Closing RSU.

•

In the event the Pascoe Closing RSU cannot be granted at the closing of the merger under the terms of the Restated Plan or the 2012 Plan for any reason, all of the Base and Bonus Severance Obligations shall instead be paid in cash at the time set forth in the employment agreement.

•	The remainder of the Base and Bonus Severance Obligation shall be paid in cash at the time set forth in the employment agreement.

For the avoidance of doubt, the Pascoe Closing RSU would be granted in consideration of Mr. Pascoe's services to Apricus as an employee and not for his services as a non-employee director.

All other terms of the 2016 Employment Agreement remain substantially unchanged. Mr. Pascoe's employment was terminated on January 24, 2019 in connection with the closing of the merger.

Brian T. Dorsey

Employment Agreement with Mr. Dorsey

On December 1, 2014, we entered into an employment agreement with Brian T. Dorsey. Subsequently, on December 20, 2016, we entered into an amended and restated employment agreement with Mr. Dorsey, which superseded and replaced the initial employment agreement. Mr. Dorsey's employment was terminated on August 30, 2018, and he executed a release agreement in connection with such termination, which superseded the employment agreement at that time.

The amended and restated agreement provided that if Mr. Dorsey's employment ended due to an involuntary termination, as such term is defined in his agreement, he would receive, in a lump sum payment, 12 months of his annual base salary in effect on the date of termination, any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that the criteria for the bonus had been met, plus his target bonus for the year in which the date of his involuntary termination occurred, full acceleration and vesting of his unvested equity awards, and reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination (as provided under COBRA or other applicable law) until the earliest of 12 months following the termination, the date Mr. Dorsey becomes eligible for coverage under health and/or dental plans of another employer or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law.

If Mr. Dorsey's employment was terminated in connection with his death or a permanent disability, Mr. Dorsey or his estate was entitled to a pro rata target bonus for the calendar year in which such termination occurred. Mr. Dorsey was also entitled to receive any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid). Such bonus amounts would be paid in cash in a lump sum following the effectiveness of a general release of claims (or, in the event of his death, within five days following the date of death). Additionally, all of his outstanding but unvested equity awards would vest immediately and the expiration date for all such equity awards would be extended so that they expire one year after termination due to death or permanent disability.

In the event that Mr. Dorsey suffered an involuntary termination within the 12-month period following the effective date of a change of control, then in addition to all salary accrued as of the date of his termination he will also be entitled to severance benefits. These include (i) the Company would pay to Mr. Dorsey in one lump sum an amount equal to the greater of (A) 18 months of the salary that he was receiving immediately prior to the termination or (B) 18 months of the salary that he was receiving immediately prior to the change of control; (ii) the Company shall pay to Mr. Dorsey in one lump sum (A) any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid), plus (B) 100% of his target bonus for the year in which the date of his involuntary termination occurred; (iii) full acceleration of the vesting of all equity awards held by Mr. Dorsey at the time of the termination, including any options, restricted stock, RSUs or other awards, and (iv) reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination pursuant to the terms of COBRA or other applicable law for a period continuing until the earlier of 18 months following the termination or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law. In addition, Mr. Dorsey's outstanding performance-based stock options as well as the unvested portion of restricted stock units granted in March 2016, May 2016, January 2017, and June 2017 will vest in the event of a "covered transaction" (as defined in the 2012 Plan).

If he was terminated for cause at any time or if he voluntarily resigned under circumstances that did not constitute an involuntary termination, then Mr. Dorsey would not be entitled to receive payment of any severance benefit or any continuation or acceleration of stock option vesting and all of his restricted stock awards shall remain subject to all applicable forfeiture provisions and transfer restrictions. He would receive payment for all salary accrued as of the date of termination of employment.

Consulting Agreement and Release Agreement with Mr. Dorsey

On August 30, 2018, Mr. Dorsey's employment with Apricus terminated and Apricus entered into a consulting agreement with Mr. Dorsey pursuant to which he will consult with Apricus on an as-needed basis through March 31, 2019, and assist with any transition of the Vitaros assets to an interested third party in conjunction with its sale or license. In connection with his termination of employment, the Apricus board of directors approved, and Apricus entered into, a release agreement with Mr. Dorsey dated August 30, 2018. Under the release agreement, Apricus and Mr. Dorsey agreed as follows:

•

Mr. Dorsey will receive a cash payment in the amount of $447,020, representing 12 months of his annual base salary in effect on the date of his termination plus his target bonus for 2018, payable in a lump sum within five days following the effective date of the release agreement.

•	All of Mr. Dorsey's outstanding equity awards vested in full effective as of the date of his termination of employment.
•

Mr. Dorsey will be reimbursed for the cost of continuation of health insurance benefits provided to him immediately prior to the termination (as provided under COBRA or other applicable law) until the earliest of 12 months following the date of his termination of employment, the date Mr. Dorsey becomes eligible for coverage under health and/or dental plans of another employer or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law.

•

In addition, in the event the merger closes on or before March 5, 2019, Mr. Dorsey will be eligible to receive, at the closing of the merger, a restricted stock unit under the Restated Plan (as described in Proposal No. 5), or if the Restated Plan has not yet been approved, under the 2012 Plan, denominated with a dollar value equal to $159,650 (the "Dorsey Closing RSU").

•

The Dorsey Closing RSU will vest on March 5, 2019, subject to Mr. Dorsey's continued service to Apricus as a consultant on such date, subject to accelerated vesting in the event of (1) a change of control of Apricus (following the closing of the merger), or (2) the termination of Mr. Dorsey's consulting services with Apricus for any reason other than his voluntary termination of such services, or (3) Mr. Dorsey's death or disability.

•

The Dorsey Closing RSU will provide for settlement within 10 days of vesting in either (1) shares of Apricus common stock with an aggregate value equal to the denominated dollar value vesting on the applicable vesting date (which value shall be converted into Apricus shares based on the average closing price of Apricus common stock over the 20 trading days preceding the settlement date) or (2) in the event any shares cannot be issued under the terms of the Restated Plan or the 2012 Plan, as applicable, for any reason, including as a result of there being insufficient shares available for issuance thereunder or the issuance of shares causing any individual award limit under the plan to be exceeded, in cash with respect to such shares. In addition, Apricus may elect to settle the Dorsey Closing RSU in cash, in its discretion. If the settlement of the Dorsey Closing RSU would not be possible as of the grant date as a result of there being insufficient shares available for issuance under the Restated Plan or the 2012 Plan, as applicable, or the issuance of such shares causing the award to exceed any individual award limits contained in the 2012 Plan, the Dorsey Closing RSU will still be granted but any share settlement shall be subject to the approval by the Apricus board and/or the Apricus stockholders of an amendment to the Restated Plan or the 2012 Plan, as applicable, permitting such share settlement under the terms of such plan (and increasing or deleting the individual award limits).

•	The Dorsey Closing RSU will permit Mr. Dorsey to elect net settlement of such RSU for tax withholding purposes.
•	Mr. Dorsey shall be entitled to implement a 10b5-1 trading plan with respect to the payment of tax withholding upon settlement of the Dorsey Closing RSU.

The value of the Dorsey Closing RSU was paid to Mr. Dorsey on January 24, 2019 in connection with the closing of the merger.

Neil Morton

On March 20, 2014, we entered into an employment agreement with Neil Morton, which was later amended and restated on April 25, 2016. Subsequently, on December 20, 2016, we entered into a second amended and restated employment agreement with Mr. Morton, which superseded and replaced the first amended and restated employment agreement. Mr. Morton's employment was terminated on January 24, 2019 in connection with the closing of the merger.

The second amended and restated agreement provided that if Mr. Morton's employment ended due to an involuntary termination, as such term is defined in his agreement, he would receive, in a lump sum payment, 12 months of his annual base salary in effect on the date of termination, any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that the criteria for the bonus had been met, plus his target bonus for the year in which the date of his involuntary termination occurred, full acceleration and vesting of his unvested equity awards, and reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination (as provided under COBRA or other applicable law) until the earliest of 12 months following the termination, the date Mr. Morton becomes eligible for coverage under health and/or dental plans of another employer or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law.

If Mr. Morton's employment was terminated in connection with his death or a permanent disability, Mr. Morton or his estate was entitled to a pro rata target bonus for the calendar year in which such termination occurred. Mr. Morton was also entitled to receive any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid). Such bonus amounts would be paid in cash in a lump sum following the effectiveness of a general release of claims (or, in the event of his death, within five days following the date of death). Additionally, all of his outstanding but unvested equity awards would vest immediately and the expiration date for all such equity awards would be extended so that they expire one year after termination due to death or permanent disability.

In the event that Mr. Morton suffered an involuntary termination within the 12-month period following the effective date of a change of control, then in addition to all salary accrued as of the date of his termination he would also be entitled to severance benefits. These include (i) the Company would pay to Mr. Morton in one lump sum an amount equal to the greater of (A) 18 months of the salary that he was receiving immediately prior to the termination or (B) 18 months of the salary that he was receiving immediately prior to the change of control; (ii) the Company would pay to Mr. Morton in one lump sum (A) any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid), plus (B) 100% of his target bonus for the year in which the date of his involuntary termination occurred; (iii) full acceleration of the vesting of all equity awards held by Mr. Morton at the time of the termination, including any options, restricted stock, RSUs or other awards, and (iv) reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination pursuant to the terms of COBRA or other applicable law for a period continuing until the earlier of 18 months following the termination or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law. In addition, Mr. Morton's outstanding performance-based stock options as well as the unvested portion of restricted stock units granted in March 2016, May 2016, January 2017, and June 2017 will vest in the event of a "covered transaction" (as defined in the 2012 Plan).

If he was terminated for cause at any time or if he voluntarily resigned under circumstances that did not constitute an involuntary termination, then Mr. Morton would not be entitled to receive payment of any severance benefit or any continuation or acceleration of stock option vesting and all of his restricted stock awards shall remain subject to all applicable forfeiture provisions and transfer restrictions. He would receive payment for all salary accrued as of the date of termination of employment.

DIRECTOR COMPENSATION

We have adopted a non-employee director compensation policy pursuant to which our non-employee directors are eligible to receive cash and equity compensation.

Each non-employee director is entitled to receive an annual cash retainer of $40,000, with additional annual cash retainers for the chairs of our various Board committees in the following amounts: $15,000 for the chair of the Audit Committee, $12,000 for the chair of the Compensation Committee and $8,000 for the chair of the Corporate Governance/Nominating Committee. Additionally, non-chair members of these committees will receive additional annual cash retainers in the following amounts: $7,000 for members of the Audit Committee, $5,000 for members of the Compensation Committee and $3,000 for members of the Corporate Governance/Nominating Committee. The Chairman of the Board is also entitled to receive an additional annual cash retainer of $40,000 per year.

Each non-employee director is eligible to receive a non-qualified stock option to purchase 60,000 shares of Common Stock upon initial election or appointment to the Board, subject to the terms and provisions of the 2012 Plan. Such initial awards vest over four years, with one-fourth of the shares subject to the initial award vesting on the first anniversary of the date of grant and the remaining shares subject to the initial award vesting in 36 equal monthly installments over the three years thereafter, subject to the director's continuing service on our Board through such dates.

Prior to January 3, 2018, on the third trading day of each calendar year, each non-employee director was eligible to receive an annual grant of 11,250 restricted stock units (or, in the case of our Chairman of the Board, 15,000 restricted stock units), subject to the terms and provisions of the 2012 Plan. Such restricted stock units vested upon the first anniversary of the date of grant, subject to the director's continuing service on our Board on such date.

On January 3, 2018, our Board approved an amendment to the equity component of our non-employee director compensation policy such that the annual grant of equity would be in the form of options rather than restricted stock units. As such, pursuant to the amendment, on the third trading day of each calendar year, each non-employee director is eligible to receive a non-qualified stock option to purchase 35,000 shares of Common Stock (or, in the case of our Chairman of the Board, an option to purchase 50,000 shares of Common Stock), subject to the terms and provisions of the 2012 Plan. Annual awards vest over one year in 12 equal monthly installments, subject to the director's continuing service on our Board through such dates. All initial and annual awards to our non-employee directors will vest in full in the event of a change in control.

On January 3, 2019, our Board determined to suspend our non-employee director compensation policy in light of the pending closing of the Merger. We currently expect our Board to adopt a new non-employee director compensation policy.

Non-Employee Director Compensation for 2018

Below is a summary of the non-employee director compensation paid in fiscal 2018:

Name	Cash Compensation (1)	Option Grants (2)	Stock Awards (3)	Total
Kleanthis G. Xanthopoulos, Ph.D.	$92,000	$96,710	$-	$188,710
Russell Ray	$55,000	$67,697	$-	$122,697
Paul V. Maier	$58,000	$67,697	$-	$125,697
Wendell Wierenga, Ph.D.	$48,000	$67,697	$-	$115,697
Sandford D. Smith	$52,000	$67,697	$-	$119,697

(1)	Includes the value of the annual retainers payable to our non-employee directors.
(2)

Represents the grant date fair value of the stock options granted in 2018, computed in accordance with FASB ASC Topic 718. As of December 31, 2018, each of our non-employee directors held stock options to purchase the following number of shares of our Common Stock: Dr. Xanthopoulos, options to purchase 64,034 shares; Mr. Ray, options to purchase 42,784 shares; Mr. Maier, options to purchase 43,684 shares; Dr. Wierenga, options to purchase 47,084 shares; and Mr. Smith, options to purchase 45,584 shares.

(3)	No stock awards were granted to the directors in 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information with respect to the beneficial ownership, as of January 31, 2019 (the "Reference Date"), of Common Stock by (a) each of our Named Executive Officers and current directors individually, (b) our current directors and executive officers as a group and (c) each holder of more than 5% of the Company's outstanding Common Stock.

Beneficial ownership and percentage ownership are determined in accordance with the Rule 13d-3 of the Exchange Act. Under these rules, shares of Common Stock issuable under stock options or warrants that are exercisable within 60 days of the Reference Date are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrant(s), but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of Common Stock, except for those jointly owned with that person's spouse.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class (%) (1)

Raj Mehra, Ph.D. (2)	3,081,546	49.5%
Hudson Bay Master Fund Ltd. (3)	470,396	7.28%
Altium Growth Fund, LP (4)	411,616	6.43%
Entities Affiliated with Empery Asset Management LP (5)	411,612	6.43%

Directors and Named Executive Officers (6)

Richard Pascoe, Director (7)	19,071	*
Brian T. Dorsey, Former Senior Vice President, Chief Development Officer (8)	7,530	*
Neil Morton, Former Senior Vice President, Chief Business Officer (9)	7,038	*
Robin L. Smith, M.D., Director	-	-
Daniel J. O'Connor, Director	-	-
Brian Lian, Ph.D., Director	-	-
All current executive officers and directors as a group (five persons) (10)	3,100,617	49.7%

* Less than one percent.

(1)	Percentage ownership is calculated based on a total of 6,221,984 shares of Common Stock issued and outstanding as of the Reference Date.
(2)	Represents 3,081,546 shares of Common Stock held by Raj Mehra, Ph.D.
(3)

Represents (i) 226,475 shares of Common Stock held directly by Hudson Bay Master Fund Ltd. and (ii) 243,921 shares of Common Stock issuable upon exercise of warrants. Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(4)

Represents (i) 228,676 shares of Common Stock hares held directly by Altium Growth Fund, LP and (ii) 182,940 shares of Common Stock issuable upon exercise of warrants. Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these securities.

(5)

Represents (i) 105,142 shares of Common Stock held directly by Empery Asset Master, Ltd. ("EAM"), (ii) 84,113 shares of Common Stock issuable upon exercise of warrants held by EAM, (iii) 16,710 shares of Common Stock held directly by Empery Tax Efficient, LP ("ETE"), (iv) 13,368 shares of Common Stock issuable upon exercise of warrants held by ETE, (v) 106,823 shares of Common Stock held directly by Empery Tax Efficient II, LP ("ETE II") and (vi) 85,457 shares of Common Stock issuable upon exercise of warrants held by ETE II. Empery Asset Management LP, the authorized agent of EAM, ETE and ETE II has discretionary authority to vote and dispose of the shares held by EAM, ETE and ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM, ETE and ETE II. EAM, ETE, ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(6)	Unless otherwise indicated, the address for each of our executive officers and directors is c/o 300 Park Avenue, 12th Floor, New York, NY 10022.
(7)

Represents (i) 5,180 shares of Common Stock held directly by Richard Pascoe, (ii) 59 shares of Common Stock issuable upon exercise of warrants and (iii) 13,832 shares of Common Stock issuable upon exercise of stock options.

(8)

Represents (i) 3,864 shares of Common Stock held directly by Brian T. Dorsey and (ii) 3,666 shares of Common Stock issuable upon exercise of stock options. Mr. Dorsey's employment was terminated on August 30, 2018.

(9)

Represents (i) 3,339 shares of Common Stock held directly by Neil Morton and (ii) 3,699 shares of Common Stock issuable upon exercise of stock options. Mr. Morton's employment was terminated on January 24, 2019.

(10)	Comprised of shares beneficially owned by each of our directors, including Dr. Mehra, our Chairman, Chief Executive Officer, President & Interim Chief Financial Officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Described below are any transactions occurring since January 1, 2016 and any currently proposed transactions to which we were a party and in which:

  the amounts involved exceeded or will exceed $120,000; and
  a director, executive officer, holder of more than 5% of the outstanding capital stock of Seelos or STI, or any member of such person's immediate family had or will have a direct or indirect material interest.

Transactions with Related Persons

IRRAS AB ("IRRAS") is a commercial stage medical technology company of which a former director of Seelos, Kleanthis G. Xanthopoulos, Ph.D., is currently the President, Chief Executive Officer and director. In January 2018, Seelos and IRRAS entered into a Sublease, pursuant to which Seelos subleased to IRRAS excess capacity in its corporate headquarters. The sublease has a term of two years and aggregate payments due to Seelos of approximately $0.3 million. On October 30, 2018, Seelos and IRRAS entered into an amended and restated sublease, commencing January 1, 2019, pursuant to which Seelos agreed to sublease to IRRAS the remainder of its current corporate headquarters (the "IRRAS Restated Sublease"), which satisfied a closing condition related to the Merger. The IRRAS Sublease has a term of one year and provides for aggregate payments due to Seelos of approximately $0.4 million, which approximate fair value.

The employment and release agreements Seelos entered into with each of its former executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change in control. See "Executive Compensation - Payments Upon Termination or Change In Control" for additional information about these arrangements.

Dr. Raj Mehra is an executive officer of each of Seelos and STI, a member of each of Seelos' and STI's respective boards of directors and, in his individual capacity, a holder of more than 5% of Seelos' outstanding capital stock. Prior to the Merger, Dr. Mehra was also a holder of more than 5% of STI's outstanding capital stock. Dr. Mehra received 3,081,546 shares of our common stock in the Merger.

In June 2016, STI entered into an indemnification agreement with Dr. Mehra, which provides for the advancement of expenses under certain conditions and requires STI to indemnify Dr. Mehra in connection with his role as an executive officer and director of STI to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Dr. Mehra, is a party to that certain Restricted Stock Purchase Agreement, dated July 8, 2016, pursuant to which Dr. Mehra agreed to purchase an aggregate total of 4,000,000 shares of STI's common stock at a purchase price of $0.0001 per share for a total purchase price of $400.00.

In connection with the Merger and in accordance with the terms of the Merger Agreement, STI also entered into a Support Agreement, with Dr. Mehra, pursuant to which, among other things Dr. Mehra agreed, solely in his capacity as a stockholder of STI, to vote all of his shares of STI's common stock in favor of the adoption of the Merger Agreement and the approval of the Merger and against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation, warranty or other obligation of STI under the Merger Agreement. He also agreed to vote against any acquisition proposal or other matter that would reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect the consummation of the Merger and the transactions contemplated by the Merger Agreement. Dr. Mehra also granted STI an irrevocable proxy to vote his STI common stock in accordance with the support agreement.

Our Fourth Amended and Restated Bylaws, as amended, provide that we will indemnify each of our directors and officers to the fullest extent permitted by the laws of the State of Nevada, subject to certain limitations. Further, we have purchased a policy of directors' and officers' liability insurance that insures directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Director Independence

Our Board has determined that each of Drs. Lian and Smith and Messrs. Pascoe and O'Connor met the definitions of independence under the Nasdaq Marketplace Rules and Section 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, all of our directors, other than our Chief Executive Officer, Dr. Mehra, are deemed to be independent.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Fees for Independent Registered Public Accounting Firm

The following is a summary of the fees billed to the Company by BDO for professional services rendered for the fiscal years ended December 31, 2018 and 2017, respectively:

	2018	2017
Audit Fees (1):	$354,411	$349,284
Tax Fees (2):	21,500	101,300
Total All Fees	$375,911	$450,584

(1) Audit fees consist of estimated fees for professional services performed by BDO USA, LLP for the audit of our annual financial statements that will be included in our Form 10-K filing and review of financial statements included in our quarterly Form 10-Q filings, reviews of registration statements and issuances of consents, comfort letters and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2) Consists of fees billed for tax compliance and consulting.

Pre-Approval Policies and Procedures

All audit and non-audit services provided by BDO must be pre-approved by the Audit Committee. BDO will provide the Audit Committee with an engagement letter during the first half of the fiscal year, outlining the scope of the proposed services and estimated fees for the fiscal year. Pre-approval may be given for a category of services, provided that (i) the category is reasonably narrow and detailed and (ii) the Audit Committee establishes a fee limit for such category. The Audit Committee may delegate to any other member of the Audit Committee the authority to grant pre-approval of permitted non-audit services to be provided by BDO between Audit Committee meetings; provided, however, that any such pre-approval shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit and permitted non-audit services provided by BDO in fiscal 2018 and 2017.

LEGAL MATTERS

The validity of the Common Shares offered by this prospectus will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada.

EXPERTS

The consolidated financial statements of Apricus Biosciences, Inc. as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding our ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Seelos Therapeutics, Inc. as of December 31, 2017 and 2016, and for the year ended December 31, 2017 and the period from June 1, 2016 (inception) to December 31, 2016, have been incorporated herein by reference in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2017 financial statements contains an explanatory paragraph that states that Seelos Therapeutics, Inc.'s recurring losses from operations and net capital deficiency raises substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Common Shares being offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the Common Shares being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Seelos Therapeutics, Inc.  The SEC's Internet site can be found at http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in Item 15 of the registration statement of which this prospectus forms a part or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers, or controlling persons in connection with the common stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus:

(a)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 1, 2018;
(b)

The Registrant's Quarterly Reports on Form 10-Q for the quarters ended (i) March 31, 2017, filed with the SEC on May 3, 2018, (ii) June 30, 2017, filed with the SEC on August 9, 2018, and (iii) September 30, 2017, filed with the SEC on October 31, 2018;

(c)	The Registrant's Definitive Proxy Statement on Schedule 14A filed with the SEC on April 6, 2018;
(d)

The Registrant's Current Reports on Form 8-K filed with the SEC on (i) January 5, 2018, (ii) February 16, 2018, (iii) March 23, 2018, (iv) March 29, 2018, (v) April 16, 2018, (vi) May 17, 2018, (vii) June 22, 2018, (viii) July 30, 2018, (ix) August 31, 2018, (x) September 21, 2018, (xi) October 10, 2018, (xii) October 17, 2018, (xiii) November 16, 2018, (xiv) December 14, 2018, (xv) January 4, 2019, (xvi) January 16, 2019, (xvii) January 24, 2019 at 8:05 a.m. Eastern Time, and (xviii) January 24, 2019 at 8:06 a.m. Eastern Time;

(e)	The Registrant's Current Report on Form 8-K/A filed with the SEC on January 30, 2019; and
(f)

The description of the Registrant's common stock set forth in the Registrant's Registration Statement on Form 8-A (File No. 001-37355), filed with the SEC on April 23, 2015, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the Common Shares made by this prospectus and such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Seelos Therapeutics, Inc.
300 Park Avenue, 12th Floor
New York, NY 10022
(646) 998-6475

SEELOS THERAPEUTICS, INC.

15,963,034 SHARES OF COMMON STOCK

PROSPECTUS

February 13, 2019

Neither we nor the Selling Stockholders have authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus is current as of the date of this prospectus. You should not assume that this prospectus is accurate as of any other date.